UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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TIVITY HEALTH, INC.

(Name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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701 Cool Springs Blvd

Franklin, Tennessee 37067

Notice of Annual Meeting of Stockholders

Thursday, May 20, 2021

8:30 a.m. Central Time

Virtual Meeting Site: www.virtualshareholdermeeting.com/TVTY2021

Stockholders of Tivity Health, Inc.:

The 2021 Annual Meeting of Stockholders of Tivity Health, Inc., a Delaware corporation (the “Company”), will be held on Thursday May 20, 2021 at 8:30 a.m., Central time, in a virtual-only format, which will be conducted online via live webcast (the “2021 Annual Meeting of Stockholders”).  You will be able to virtually attend the 2021 Annual Meeting of Stockholders and vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/TVTY2021.  The 2021 Annual Meeting of Stockholders is being held for the following purposes:

(1)	To elect seven directors to hold office for a term of one year or until their successors have been elected and qualified;
(2)	To consider and act upon a non-binding, advisory vote to approve compensation of the Company’s named executive officers as disclosed in the Proxy Statement;
(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020. The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Annual Report on Form 10-K for the year ended December 31, 2020 and a form of proxy card. The Proxy Statement and form of proxy card accompanying this notice are being furnished to stockholders on or about April 6, 2021.  Only stockholders of record at the close of business on March 22, 2021 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for additional information regarding the matters to be acted upon at the meeting.

Whether or not you plan to attend the 2021 Annual Meeting of Stockholders, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,

Anthony M. Sanfilippo

April 6, 2021	Chairman

Tivity Health, Inc.

Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 20, 2021: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.proxyvote.com.

TIVITY HEALTH, INC.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

Proxy Statement for Annual Meeting of Stockholders

The proxy is solicited by the Board of Directors (the “Board”) of Tivity Health, Inc. (“Tivity Health” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 20, 2021, at 8:30 a.m., Central time, in a virtual-only format, which will be conducted online via live webcast at www.virtualshareholdermeeting.com/TVTY2021 and at all adjournments or postponements thereof (the “2021 Annual Meeting of Stockholders”), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. We have adopted a virtual format for our Annual Meeting of Stockholders again this year to provide a consistent experience to all stockholders regardless of location, and to support the health and well-being of our employees and stockholders due to the ongoing public health impact of the coronavirus outbreak (COVID-19).  In accordance with Securities and Exchange Commission (the “Commission”) rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”). The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Form 10-K and a form of proxy card.  Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 6, 2021.

In the election of directors (Proposal No. 1), you may vote “FOR” or “AGAINST” any or all of the nominees or you may “ABSTAIN” from voting with respect to any or all of the nominees. If you “ABSTAIN” from voting, it will not affect the outcome of this proposal.

For the non-binding, advisory vote to approve compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2) and the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you “ABSTAIN,” it will have the same effect as a vote “AGAINST” these proposals.

Shares represented by proxies will be voted in accordance with the choices specified thereon.  If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the non-binding, advisory vote to approve compensation of the Company’s named executive officers as disclosed in this Proxy Statement set forth under Proposal No. 2, and FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2021 set forth under Proposal No. 3.  The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the 2021 Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to vote.  The shares may be present in person or represented by proxy at the 2021 Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party.  In the election of directors, a nominee will be elected as a director if the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee (with abstentions and broker non-votes not counted as either votes “FOR” or “AGAINST”).  In the non-binding, advisory vote to approve executive compensation, the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy will constitute the stockholders’ non-binding approval with respect to our executive compensation programs.  The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PwC as independent registered public accounting firm (Proposal No. 3), without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors and the non-binding, advisory vote to approve executive compensation are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists, but do not count as votes cast (with respect to Proposal No. 1) or as shares entitled to vote (with respect to Proposal No. 2). Accordingly, broker non-votes will have no impact on the outcome of the election of directors (Proposal No. 1) or the non-binding, advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2).

A proxy may be revoked by a stockholder at any time before its exercise by attending and voting during the meeting; by filing, no later than 5:00 p.m., Central time on Wednesday, May 19, 2021, with the Secretary of the Company a written notice of revocation; by duly executing a proxy bearing a later date; or by casting a new vote by toll-free telephone or the Internet no later than 11:59 p.m., Eastern time on Wednesday, May 19, 2021.

The preliminary voting results will be disclosed in a Current Report on Form 8-K that will be filed by the Company with the Commission within four business days following the 2021 Annual Meeting of Stockholders.  The final voting results, if different from the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days following the date on which the final results become known to us.

Each share of our common stock, $.001 par value (“Common Stock”), issued and outstanding on the record date, March 22, 2021, will be entitled to one vote on all matters to come before the 2021 Annual Meeting of Stockholders.  Cumulative voting is not permitted.  As of March 22, 2021, there were 49,234,409 shares of Common Stock outstanding.

We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement. In addition to solicitations by mail, solicitations may be made by Internet, telephone, facsimile, email, or personal or press interviews. Some solicitations by any of these methods may be made by our directors and executive officers or by our investor relations employees within the normal conduct of their duties and without additional remuneration. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the outstanding shares of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the named executive officers (“NEOs”) included in the Summary Compensation Table and all of our executive officers, directors, and director nominees as a group.  The information set forth below is based on ownership information we received as of March 22, 2021 (except as otherwise noted below) and the number of shares of Common Stock outstanding as of March 22, 2021.  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.  Unless otherwise noted, the address of each beneficial owner is c/o Tivity Health, Inc., 701 Cool Springs Blvd., Franklin, TN 37067.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
BlackRock, Inc.	6,244,695	(2)	12.68%
55 East 52nd Street New York, NY 10055

HG Vora Capital Management, LLC.	4,800,000	(3)	9.75%
330 Madison Avenue, 20th Floor
New York, NY 10017

Hudson Executive Capital LP	4,795,310	(4)	9.74%
570 Lexington Avenue, 35th Floor New York, NY 10022

The Vanguard Group	4,661,536	(5)	9.47%
100 Vanguard Blvd.
Malvern, PA 19355

Altaris Capital, L.P.	4,409,438	(6)	8.96%
10 East 53rd Street, 31st Floor New York, NY 10022

Goldman Sachs & Co. LLC.	3,652,286	(7)	7.42%
200 West Street New York, NY 10282

Miller Value Partners, LLC.	3,037,206	(8)	6.17%
One South Street, Suite 2550
Baltimore, MD 21202

Anthony Sanfilippo (a)	583,744	(9)	1.19%

Mary S. Flipse (b)	127,721	(10)	*

Robert J. Greczyn, Jr.(c)	113,098	(11)	*

Peter A. Hudson, M.D. (a)	74,390	(12)	*

Bradley S. Karro (a)	62,171	(13)	*

Benjamin A. Kirshner (a)	44,884	(14)	*

Adam C. Holland (b)	41,737	(15)	*

Sara J. Finley (a)	27,681	(16)	*

Beth M. Jacob (a)	25,358	(17)	*

Erin L. Russell (a)	20,231	(18)	*

Ryan M. Wagers (b)	11,214	(19)	*

Richard M. Ashworth (c)	0		*

Steven Janicak (b)	0		*

Donato J. Tramuto (b)	0		*

All directors and executive officers as a group (11 persons)	1,004,508	(20)	2.03%

*	Indicates ownership of less than one percent of our outstanding shares of Common Stock
(a)	Director of the Company
(b)	Named Executive Officer
(c)	Director and Named Executive Officer
(1)

Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after March 22, 2021 pursuant to the exercise or vesting of options to purchase shares of Common Stock (“stock options”), restricted stock units, or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options, restricted stock units, or other securities held by our other directors and executive officers that are exercisable within 60 days after March 22, 2021 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers, directors, and director nominees as a group.

(2)

Information with respect to stock ownership is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Commission on January 27, 2021 and includes shares held by certain of its subsidiaries.  Includes 6,187,733 shares to which BlackRock has sole voting power and 6,244,695 shares to which BlackRock has sole investment power.

(3)

Information with respect to stock ownership is based on a Schedule 13G filed by HG Vora Capital Management, LLC (“HG Vora”) with the Commission on January 22, 2021 and includes shares held by certain of its affiliates. Includes 4,800,000 shares to which HG Vora has sole voting power and sole investment power.

(4)

Information with respect to stock ownership is based on a Schedule 13D/A filed by Hudson Executive Capital LP (“Hudson”) with the Commission on May 11, 2020 and includes shares held by certain of its subsidiaries.  Includes 4,795,310 shares to which Hudson has shared voting power and shared investment power.

(5)

Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Commission on February 10, 2021 and includes shares held by certain of its subsidiaries. Includes 67,288 shares to which Vanguard has shared voting power, 4,566,996 shares to which Vanguard has sole investment power and 94,540 shares to which Vanguard has shared investment power.

(6)

Information with respect to stock ownership is based on information provided to the Company by Altaris Capital, L.P. (“Altaris Capital”) as of March 22, 2021 and includes shares held by certain of its affiliates. Includes 4,409,438 shares to which Altaris Capital has shared voting power and shared investment power.

(7)

Information with respect to stock ownership is based on a Schedule 13G filed by Goldman Sachs & Co. LLC (“Goldman Sachs”) with the Commission on February 12, 2021 and includes shares held by certain of its affiliates. Includes 3,652,281 shares to which Goldman Sachs has shared voting power and 3,652,286 shares to which Goldman Sachs has shared investment power.

(8)

Information with respect to stock ownership is based on a Schedule 13G/A filed by Miller Value Partners, LLC (“Miller Value”) with the Commission on February 16, 2021 and includes shares held by certain of its affiliates.  Includes 3,037,206 shares to which Miller Value has shared voting power and shared investment power.

(9)

Includes 230,000 shares held by the Sanfilippo Family Trust as to which Mr. Sanfilippo shares or may be deemed to share voting and investment power. Also includes 17,942 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021. Excludes shares constituting $50,000 in value to be issued subsequent to the record date as fully vested common stock on March 31, 2021 based on the closing stock price of the Company’s Common Stock on such date.  Such shares will be issued under the Director Deferred Compensation Program in lieu of a portion of Mr. Sanfilippo’s annual cash retainer.

(10)

Information with respect to stock ownership is based on information provided to the Company by Ms. Flipse as of March 22, 2021. Includes 23,568 shares that, as of March 22, 2021, were issuable upon the exercise of outstanding stock options.

(11)

Includes 9,786 shares issuable upon vesting of restricted stock units on the earlier of (i) June 3, 2021, or (ii) the first annual meeting of the stockholders of Tivity Health that occurs after June 3, 2020. As the 2021 Annual Meeting of Stockholders will be held on May 20, 2021, these shares will be issuable within 60 days after March 22, 2021.

(12)	Includes 14,029 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021.
(13)

Includes 15,000 shares that, as of March 22, 2021, were issuable upon the exercise of outstanding stock options. Also includes 14,207 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021.

(14)

Includes 13,851 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021. Excludes shares constituting $21,250 in value to be issued subsequent to the record date as deferred RSUs on March 31, 2021 based on the closing stock price of the Company’s Common Stock on such date.  Such deferred RSUs will be issued under the Director Deferred Compensation Program in lieu of a portion of Mr. Kirshner’s annual cash retainer and will be distributed on a later date as elected by Mr. Kirshner.

(15)

Includes 7,273 shares that, as of March 22, 2021, were issuable upon the exercise of outstanding stock options. Also includes 6,734 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021.

(16)

Includes 14,207 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021. Excludes shares constituting $23,750 in value to be issued subsequent to the record date as deferred RSUs on March 31, 2021 based on the closing stock price of the Company’s Common Stock on such date.  Such deferred RSUs will be issued under the Director Deferred Compensation Program in lieu of a portion of Ms. Finley’s annual cash retainer and will be distributed on a later date as elected by Ms. Finley.

(17)	Includes 14,384 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021.
(18)

Includes 14,429 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021. Excludes shares constituting $19,688 in value to be issued subsequent to the record date as fully vested common stock on March 31, 2021 based on the closing stock price of the Company’s Common Stock on such date. Such shares will be issued under the Director Deferred Compensation Program in lieu of a portion of Ms. Russell’s annual cash retainer.

(19)

Includes 844 shares that, as of March 22, 2021, were issuable upon the exercise of outstanding stock options. Also includes 3,235 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021.

(20)

Includes 23,117 shares that, as of March 22, 2021, were issuable upon the exercise of outstanding stock options. Also includes 122,804 shares issuable upon vesting of restricted stock units within 60 days after March 22, 2021.

Corporate Governance

Board and Committee Summary

The table below lists the current members of the Board and their current committee assignments.

Board Member	Age	Director Since	Primary Occupation	Audit	Comp	NCG
Ashworth (1)	46	2020	President and Chief Executive Officer of Tivity Health, Inc.
Finley	61	2018	Principal of Threshold Corporate Consulting, LLC			C
Greczyn (2)	69	2015	Former President and CEO of Blue Cross Blue Shield of North Carolina		M	M
Hudson (3)	55	2016	Managing Director of Alta Partners	M, F
Jacob	59	2018	Former SVP, Strategic Advisor and Leadership Coach of SPS Commerce	M	M
Karro	59	2014	Principal of Hillcote Advisors		C
Kirshner (3)	43	2019	Chairman of Elite Holdings, LLC			M
Russell (4)	47	2020	Former Principal of Vestar Capital Partners, LP	C, F
Sanfilippo (4)	63	2020	Co-founder of Sorelle Capital, Sorelle Entertainment, and Sorelle Hospitality
2020 Meetings			Board: 30	9	14	6

Audit	Audit Committee	C	Chair
Comp	Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee	F	Financial Expert

(1)	Mr. Ashworth was appointed as President and Chief Executive Officer of the Company and appointed to the Board effective June 1, 2020. He is not a member of any committee of the Board.

(2)

Effective February 18, 2020, Mr. Tramuto’s employment with the Company terminated, and Mr. Greczyn was appointed by the Board as Interim CEO. Mr. Greczyn served as Interim CEO from February 18, 2020 through May 31, 2020 and remained a member of the Board during his employment.  Prior to his employment as Interim CEO, Mr. Greczyn served as a member of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee. Following his employment as Interim CEO, Mr. Greczyn served as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

(3)	Messrs. Hudson and Kirshner will not stand for reelection at the 2021 Annual Meeting of Stockholders.
(4)

Ms. Russell and Mr. Sanfilippo were appointed to the Board effective March 16, 2020 in connection with a cooperation agreement (as discussed under Proposal No. 1), that the Company entered into with HG Vora. On April 2, 2020, Mr. Sanfilippo was appointed Chairman of the Board.

Other than Messrs. Ashworth and Tramuto, all of the members of the Board who served during 2020 are (or were, as applicable) “independent directors,” as defined under the Nasdaq Stock Market (“Nasdaq”) listing standards.  Mr. Greczyn was not considered an “independent director,” as defined under the Nasdaq listing standards, during the period that he served as the Interim CEO of the Company.

During 2020, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held (i) by the Board during the period for which such director served as a member of the Board and (ii) by the committees of which such director was a member during the period for which such director served as a member of such committees.

Board Structure

Our Second Amended and Restated Bylaws, as amended (our “Bylaws”), provide that the Board shall consist of no fewer than five nor more than 12 directors, with the exact number of directors to be determined from time to time by resolution of the Board. The Board may not take any action to increase the size of the Board to a number greater than 12 directors without the approval of the stockholders of the Company that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase.

In February 2020, Mr. Tramuto resigned from the Board in connection with the termination of his employment, and the size of the Board was decreased from 11 to 10 directors. Also in February 2020, in connection with a cooperation agreement that the Company entered into with HG Vora (as described under Proposal No. 1), and upon the recommendation of the Nominating and Corporate Governance Committee and subsequent Board approval, Ms. Russell and Mr. Sanfilippo were appointed to the Board. Paul H. Keckley, Ph.D., Lee A. Shapiro, and Kevin G. Wills did not stand for reelection at the 2020 Annual Meeting of Stockholders, and at such time, the size of the Board was decreased from 12 to nine directors. In June 2020, in connection with Mr. Ashworth’s employment as President and Chief Executive Officer of the Company, the size of the Board was increased from nine to 10 directors, and Mr. Ashworth was appointed to fill the vacancy created by such increase. In September 2020, Daniel G. Tully resigned from the Board, and the size of the Board was decreased from 10 to nine directors. Dr. Hudson and Mr. Kirshner will not stand for reelection at the 2021 Annual Meeting of Stockholders, and at such time, the size of the Board will be decreased from nine to seven directors.

While our Board’s Governance Guidelines (our “Corporate Governance Guidelines”) provide flexibility in who may serve as Chairman of the Board, the Board currently separates the roles of Chairman and Chief Executive Officer (“CEO”). The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chairman ensures that the Board’s time and attention are focused on effective oversight of the matters most critical to the Company. On April 2, 2020, Mr. Sanfilippo was appointed Chairman of the Board, replacing Mr. Wills, who had served in that role since 2015.

Our Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board.  Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.tivityhealth.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, as well as risks resulting from the coronavirus (COVID-19) pandemic, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risks. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees plays a significant role in assisting the Board to fulfill its oversight responsibilities.

Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, cybersecurity, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding material issues concerning the adequacy of the Company’s internal controls over financial reporting. The Audit Committee also has access to management in discharging its duties and provides regular reports to the Board.

Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our Proxy Statement.  As further described in the “Compensation Discussion and Analysis” section, the Compensation Committee has determined that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  The Compensation Committee regularly reports its activities to the full Board.

Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board.

The activities of each of our committees are set forth in greater detail in each of their respective charters, which are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.tivityhealth.com.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Committees of the Board

Compensation Committee

During 2020, the Compensation Committee was composed of Mr. Karro and Ms. Jacob for the entire year.  Mr. Greczyn was a member of the Compensation Committee for the entire year except for the period during which he served as the Company’s Interim CEO (February 18, 2020 through May 31, 2020).  In addition, Mr. Shapiro was a member of the Compensation Committee from the beginning of the year until the 2020 Annual Meeting of Stockholders (at which time Mr. Shapiro did not stand for re-election to the Board), and Mr. Tully was a member of the Compensation Committee from February 2020 through September 1, 2020 (at which time Mr. Tully resigned from the Board). The Compensation Committee was chaired by Mr. Karro. As discussed in the “Compensation Discussion and Analysis” section, all of the directors who serve on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Outside Directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and “independent directors” as defined under the Nasdaq listing standards, in each case as determined by the Board.  The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers, approving the appropriate compensation of each of our executive officers, and administering our equity-based incentive plans, among other things.  The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Compensation Committee’s duties and responsibilities.

Nominating and Corporate Governance Committee

During 2020, the Nominating and Corporate Governance Committee was composed of Mr. Kirshner and Ms. Finley for the entire year.  Mr. Greczyn was a member of the Nominating and Corporate Governance Committee for the entire year except for the period during which he served as the Company’s Interim CEO (February 18, 2020 through May 31, 2020).  In addition, Dr. Keckley was a member of the Nominating and Corporate Governance Committee from the beginning of the year until the 2020 Annual Meeting of Stockholders (at which time he did not stand for re-election to the Board), and Mr. Tully was a member from February 2020 through September 1, 2020 (at which time Mr. Tully resigned from the Board).  It was chaired by Mr. Greczyn from the beginning of the year until February 18, 2020 and was chaired by Ms. Finley thereafter.  All of the directors who serve on the Nominating and Corporate Governance Committee are “independent directors” as defined under the Nasdaq listing standards.  The Nominating and Corporate Governance Committee’s responsibilities include, among other things, identifying individuals qualified to become members of the Board, recommending such individuals to the Board for election to the Board, and developing and recommending to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee’s Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Nominating and Corporate Governance Committee’s duties and responsibilities and sets forth the director nomination process.

Audit Committee

During 2020, the Audit Committee was composed of Dr. Hudson and Ms. Jacob for the entire year.  In addition, Mr. Shapiro was a member of the Audit Committee from the beginning of the year until the 2020 Annual Meeting of Stockholders (at which time he did not stand for re-election to the Board), and Ms. Russell was a member from April 2020 through the end of the year.  It was chaired by Mr. Shapiro from the beginning of the year through until the 2020 Annual Meeting of Stockholders and was chaired by Ms. Russell thereafter. All of the directors on the Audit Committee are “independent directors” as defined under the Nasdaq listing standards, and satisfy the heightened independence criteria applicable to members of the Audit Committee under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act.  We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual’s financial sophistication.  The Board has determined that each of Dr. Hudson and Ms. Russell qualifies as an “audit committee financial expert”, as defined by the regulations of the Commission.  The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls.  The Audit Committee’s Charter, which is reviewed annually by the Audit Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Audit Committee’s duties and responsibilities.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve in the best interests of the Company and its stockholders.  Our Corporate Governance Guidelines, which are available on our website at www.tivityhealth.com, provide a framework for the conduct of the business of the Board.

Environmental, Social, and Governance (“ESG”) Policy

We are committed to conducting our business in an environmentally responsible manner, acting in a manner that promotes and protects the wellness of our employees, customers, and members, and helping to improve the local communities where our employees live and work.  The Board has approved an ESG policy, which is available on our website at www.tivityhealth.com and includes strategies related to sustainability and social responsibility.  Our ESG Committee, comprised of executives and subject matter experts from across the Company, oversees our ESG policy, strategies, and efforts to integrate such strategies into our business.

Code of Conduct

Our Code of Business Conduct applies to all employees (including officers) and non-employee directors (collectively, “colleagues”).  The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing.  A copy of our Code of Business Conduct, as well as any amendments thereto, is available on our website at www.tivityhealth.com. We intend to post any waiver of a provision of the Code of Business Conduct granted to any principal executive, financial, or accounting officers or any material amendment to the Code of Business Conduct on our website. We did not grant any waivers to the Code of Business Conduct in 2020.

Anti-Hedging Policy

Pursuant to the terms of our Anti-Hedging Policy, which applies to all employees (including officers) and directors, we consider the following actions to be inappropriate: “hedging” or monetizing transactions to lock in the value of Company stock holdings; engaging in any derivative transactions of Company securities, including put options, call options, prepaid variable contracts, equity swaps, collars, or exchange funds; and engaging in any short selling of Company securities. Because such transactions allow the holder to own Company securities without the full risks and rewards of ownership, they potentially separate the holder’s interests from those of other Company stockholders.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.”  Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  To be timely, director nominations for the 2021 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth at the end of this Proxy Statement.

Director Qualifications

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Board.  Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest character and integrity and possess an inquiring mind, vision, and the ability to work well with others. Currently, all of our directors except for Mr. Ashworth, the Company’s President and CEO, are independent. Other criteria that will be considered include prior experience as a director, knowledge of our business, and industry and broad experience at the operational, financial, or policy-making level in business. Diversity, age, and skills in the context of the needs of the Board are also a consideration. While the Company’s Corporate Governance Guidelines do not explicitly define diversity, it is the Nominating and Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience.

As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other reasons.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, management, professional search firms, stockholders, or other persons. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board.  In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience, and expertise on the Board. Ms. Russell and Mr. Sanfilippo were appointed to the Board effective March 16, 2020 in connection with a cooperation agreement between the Company and HG Vora (as discussed under Proposal No. 1) and were elected to serve as directors at the 2020 Annual Meeting of Stockholders until the 2021 Annual Meeting of Stockholders.  Mr. Sanfilippo and Ms. Russell were recommended by the Nominating and Corporate Governance Committee to the Board to be nominated to stand for re-election at the 2021 Annual Meeting of Stockholders and to serve, if elected, as directors until the 2022 Annual Meeting of Stockholders.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance.  All of the directors then serving virtually attended the 2020 Annual Meeting of Stockholders held on May 21, 2020.

Communications with the Board

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholder communications may be submitted confidentially or anonymously.

Stock Ownership and Retention Guidelines

The Company’s stock ownership and retention guidelines applicable to NEOs require currently employed NEOs to maintain a minimum ownership in the Company’s stock calculated as a multiple of their base salary aligned with their job responsibility (for 2021, at least 3.75 times base salary for the Chief Executive Officer, 2.0 times base salary for the Chief Financial Officer, and 1.2 times base salary for the Chief Accounting Officer). Executive officers must retain at least 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all restricted stock units representing hypothetical shares of our Common Stock (“RSUs”), performance-based stock units (“PSUs”) and market stock units (“MSUs”), until they reach the required multiple of base salary.  Executive officers who do not comply with the guidelines may not be eligible for future equity awards. All of the NEOs who are currently employed by the Company are currently in compliance with the guidelines.

Additionally, the Board has adopted stock retention guidelines for independent directors.  From January 1, 2021 until the 2021 Annual Meeting of Stockholders, the guidelines require directors to maintain ownership in the Company’s stock equal to three times the minimum annual cash retainer for directors. Effective on the date of the 2021 Annual Meeting of Stockholders, the guidelines require directors to maintain ownership in the Company’s stock equal to four times the minimum annual cash retainer for directors. Directors must retain at least 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all RSUs until they reach the required minimum ownership.  Directors generally have until the five-year anniversary of their appointment to the Board to meet these requirements and may not sell shares of the Company’s stock until the ownership requirement is achieved.  All of the directors are currently in compliance with the guidelines.

Evaluations of Board and Committee Performance

Each year, the Nominating and Corporate Governance Committee of the Board evaluates the performance of the Board and of each committee of the Board, which includes a process to solicit from each director his or her assessment of the Board’s performance.  The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information.  Following the evaluation, the Nominating and Corporate Governance Committee recommends to the Board any changes that would improve the Board’s ability to oversee more effectively the business and affairs of the Company. The chair of the Nominating and Corporate Governance Committee is responsible for reporting the results to each committee and the full Board.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are not aware of any related party transactions between us and our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act (“Item 404”).

Pursuant to its written charter, the Audit Committee reviews and either approves or disapproves all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404.

In determining whether to approve any material related party transaction, the Audit Committee considers the relevant information and facts available to it regarding the transaction and takes into account factors such as the related party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction, and the benefits to the Company of the transaction. No director participates in the approval of an interested transaction for which he or she is a related party or otherwise has a direct or indirect interest.

Proposal No. 1. Election of Directors

The Board currently consists of nine directors.  Of the nine current directors who have previously been elected by the Company’s stockholders, seven directors will stand for re-election at the 2021 Annual Meeting of Stockholders, and two directors (Messrs. Hudson and Kirshner) will not stand for re-election.

HG Vora Cooperation Agreement

On February 25, 2020, we entered into a cooperation agreement (the “HG Vora Agreement”) with HG Vora.  Pursuant to the HG Vora Agreement, HG Vora had the right to appoint two individuals (“New Directors”) to the Board with a term expiring at the 2020 Annual Meeting of Stockholders. HG Vora appointed Mr. Sanfilippo and Ms. Russell, each of whom was re-elected at the 2020 Annual Meeting of Stockholders. During the term of the HG Vora Agreement, at least one New Director was to serve on each of the Audit Committee of the Board, the Strategic Review Committee of the Board (dissolved in April 2020), and the CEO Search Committee (dissolved upon Mr. Ashworth’s appointment as President and CEO). The HG Vora Agreement expired pursuant to its terms in January 2021.

Director Nominees

A nominee for election will be elected as a director if the number of votes cast “FOR” such nominee at the 2021 Annual Meeting of Stockholders exceeds the number of votes cast “AGAINST” such nominee (with abstentions and broker non-votes not counted as either votes “FOR” or “AGAINST”).  Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board may propose.  The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

Each of the seven persons below is a nominee for election to serve as a director for a term that will expire at the 2022 Annual Meeting of Stockholders and until his/her successor is elected and qualified.  All of the Company nominees for election to the Board are presently directors of the Company and were previously elected by the Company’s stockholders. Except for Messrs. Hudson and Kirshner, all directors elected at the 2020 Annual Meeting of Stockholders are standing for re-election. Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications, and experience of each of our directors and director nominees.

Name	Age	Director Since	Position(s)
Richard M. Ashworth	46	2020	Chief Executive Officer and Director
Sara J. Finley	61	2018	Director
Robert J. Greczyn, Jr.	69	2015	Director
Beth M. Jacob	59	2018	Director
Bradley S. Karro	59	2014	Director
Erin L. Russell	47	2020	Director
Anthony M. Sanfilippo	63	2020	Chairman of the Board

Richard M. Ashworth President and Chief Executive Officer of the Company	Age 46	Director since 2020

Mr. Ashworth has served as President and Chief Executive Officer of the Company and as a member of the Board since June 2020. Mr. Ashworth previously served as the President of Walgreen Co. (“Walgreens”), where he was responsible for developing the strategies and plans for all Walgreens operations including leadership, development, operations, and management of the business. Mr. Ashworth served as President of Operations of Walgreens from November 2017 to February 2020 and as President of Pharmacy and Retail Operations from 2014 to 2017. In 2013, Mr. Ashworth also led the development and delivery of the healthcare strategy for the strategic partnership with U.K.-based Alliance Boots, which Walgreens later acquired.

Qualifications: Mr. Ashworth’s specific skills, experience and qualifications to serve as Chief Executive Officer and a director of the Company include 28 years of experience at Walgreens, a global pharmacy-led health and wellness company, including 20 years of strategic and operational experience.  He has extensive knowledge in strategy, operations, product and business development, healthcare, pharmacy, marketing and consumer insights, and successful leadership of teams comprised of several thousand members.

Board Committees:  None

Sara J. Finley Principal of Threshold Corporate Consulting, LLC	Age 61	Director since 2018

Ms. Finley is the Principal of Threshold Corporate Consulting, LLC, a consulting services firm that she founded in 2015. From 2009 to 2011, Ms. Finley served as Senior Vice President and General Counsel of CVS Health Corporation, formerly known as CVS Caremark Corporation (including its predecessor companies, “CVS Caremark”), a publicly traded pharmacy services company.  From 2007 to 2009, Ms. Finley served as Senior Vice President and General Counsel of the pharmacy benefits management division of CVS Caremark, and from 2011 until her retirement from the company in 2015, Ms. Finley served as a senior legal advisor for CVS Caremark.  From 1998 to 2007, Ms. Finley served as Senior Vice President, Assistant General Counsel and Corporate Secretary of Caremark Rx, Inc., a publicly traded company and a predecessor of CVS Caremark. Previously, she was a partner at the law firm Kutak Rock in Atlanta, Georgia.  Ms. Finley graduated from the University of Alabama and received her law degree from Vanderbilt University.  She currently serves on the board of directors of Preferred Apartment Communities, Inc., a publicly traded real estate investment trust, and she is also chair of its compensation committee and a member of its nominating and governance committee. Ms. Finley also currently serves on the board of directors of Oak Paper Products Company, Inc., a privately-held paper products, packaging and janitorial supply company based in Los Angeles, California and Studio Bank, a community bank based in Nashville, Tennessee.  Ms. Finley currently serves on several Nashville non-profit boards, including The Center for Nonprofit Management, The Community Foundation of Middle Tennessee, Leadership Nashville, and the Vanderbilt Law School Board of Advisors.

Qualifications: Ms. Finley’s specific skills, experience and qualifications to serve as a director of the Company include over 15 years of executive management experience for industry-leading health care companies; board leadership roles for corporate and nonprofit organizations; and extensive experience as a senior legal advisor for mergers and acquisitions, health care regulatory matters, corporate governance, enterprise risk management, compliance, and other matters.  We believe Ms. Finley’s experience and perspective provides our Board with valuable insight, particularly with respect to strategic, legal, compliance, and risk management matters.

Board Committees:  Nominating and Corporate Governance (Chair)

Robert J. Greczyn, Jr. Former President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina	Age 69	Director since 2015

Mr. Greczyn served as the Interim Chief Executive Officer of the Company from February 18, 2020 through May 31, 2020.  He was the Chief Executive Officer of Blue Cross Blue Shield of North Carolina (“BCBSNC”) from 2000 until his retirement in 2010, where he also served on the Board of the Blue Cross Blue Shield Association.  Since 2010, Mr. Greczyn has served as Principal Manager of Capital Food Group, LLC and RJG Restaurant Group LLC, privately held restaurant franchise operations.  From August 1998 until September 1999 he was the Chief Operating Officer of BCBSNC and became its President in September 1999.  From 1990 to 1998, he was the President and CEO of Carolina Physicians Health Plan, a health maintenance organization, which was partially acquired by Healthsource, Inc. in 1991 and fully acquired by Healthsource, Inc. in 1994, at which time it became Healthsource North Carolina.  In 1997, Cigna Corporation acquired Healthsource, Inc.  From 1986 to 1990, Mr. Greczyn was President and CEO of Health Plan of Delaware, Ltd. (which was acquired by Principal Health Care, Inc. in 1988, at which time it became Principal Health Care of Delaware, Inc.).  From March 2011 to November 2014, Mr. Greczyn served on the Board of Directors of Liposcience, Inc., a publicly traded (until its acquisition by Laboratory Corporation of America in November 2014) clinical diagnostic company, where he chaired the compensation committee and was a member of the audit committee.  He also served as the interim President and Chief Executive Officer of Liposcience, Inc. from August 2013 until February 2014, during which time he resigned from his positions on the audit and compensation committees.  From October 2011 until August 2012, Mr. Greczyn served as a director of M*Modal Inc., a publicly traded (until its acquisition August 2012 by One Equity Partners) provider of interactive clinical documentation and speech understanding technology, where he was a member of the compensation and audit committees.  From 2006 to 2008, Mr. Greczyn was Chairman of the Board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation’s leading health insurers working to simplify healthcare transactions.  Mr. Greczyn also serves as a board member of Vidant Health, of which he is also the chair of the compensation committee, and Vidant Medical Center, a not for profit large hospital, of which he is also a member of the quality committee and the executive committee.  Mr. Greczyn received an M.P.H. degree in health policy from the University of North Carolina at Chapel Hill and a B.A. degree in psychology from East Carolina University.

Qualifications:  Mr. Greczyn’s specific skills, experience and qualifications to serve as a director of the Company include over 20 years of experience as Chief Executive Officer of three health insurance companies as well as service on the compensation and audit committees of publicly traded companies.  We believe his extensive management experience and knowledge of the managed care industry and his prior public company board experience provides critical insight to our Board.

Board Committees:  Compensation; Nominating and Corporate Governance

Beth M. Jacob Former Senior Vice President, Strategic Advisor and Leadership Coach of SPS Commerce	Age 59	Director since 2018

After serving in senior leadership roles since 2015 with SPS Commerce, Inc. (“SPS Commerce”), a global leader in cloud-based supply chain management solutions, Ms. Jacob retired in April 2019 from her position as Senior Vice President, Strategic Advisor and Leadership Coach of SPS Commerce, which began in March 2018, and supported the work of SPS Commerce as an independent consultant through August 2019.  From 2015 to March 2018, Ms. Jacob was the Senior Vice President, Chief Customer Success Officer, at SPS Commerce, where she created a high energy and innovative customer success organization that delivers new services and value to drive retention and growth.  From 2002 to 2014, Ms. Jacob was an executive with Target Corporation (“Target”), a leading upscale discount retailer that provides high-quality merchandise with a guest-friendly experience across store and digital channels.  At Target, she was Executive Vice President and Chief Information Officer from 2010 to 2014 and Senior Vice President and Chief Information Officer from 2008 to 2010. Ms. Jacob also was responsible for the global operations of Target India from 2011 to 2014.  From 2006 to 2008, Ms. Jacob was the Vice President of Target Financial Services, Guest Operations, leading the contact center and collection operations team that provided services to Target’s customers.  From 2003 to 2006, Ms. Jacob was Vice President of Target Financial Services, Guest Contact Centers, and from 2002 to 2003, she was the Director of Target Financial Services, Guest Contact Centers.  Prior to joining Target, Ms. Jacob spent 15 years at Ameriprise Financial, Inc. (formerly known as American Express Financial Advisors), a leading diversified financial services firm dedicated to helping customers achieve their financial goals.   Ms. Jacob graduated with a B.S. degree from the University of Minnesota in 1984 and received her Master of Business Administration degree from the University of Minnesota Carlson School of Management in 1989.  Ms. Jacob has served on several non-profit boards.

Qualifications: Ms. Jacob’s specific skills, experience and qualifications to serve as a director of the Company include more than 30 years of consumer-focused business experience with a broad range of responsibilities, spanning customer strategy and service, global operations, technology and data capabilities, scaling strategies for growth, and successful leadership and engagement of teams comprised of several thousand members. We believe Ms. Jacob’s experience and perspective provide our Board with valuable insight, particularly with respect to the Company’s developing digital platforms, expanded operational footprint, and strategy.

Board Committees:  Audit; Compensation

Bradley S. Karro Principal of Hillcote Advisors	Age 59	Director since 2014

Mr. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies that Mr. Karro founded in May 2007. Prior to starting Hillcote Advisors, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro joined Medpartners (which changed its name to Caremark Rx) in 1998 and served at Caremark Rx through 2007.  During his time at Caremark Rx, Mr. Karro was responsible for mergers and acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor’s e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee’s initiatives leading towards the adoption of electronic medical records. He currently serves on the Board of Directors of Sharecare, a digital health company. From October 2013 to March 2017, Mr. Karro served as a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., a global specialty pharmaceutical and medical device company, where he chaired the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc., an information technology systems provider for hospitals, healthcare networks, and imaging facilities, from 2008 through 2009.

Qualifications:  Mr. Karro’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by his more than 25 years of healthcare industry experience, extensive knowledge of the healthcare industry, executive management experience, and prior public board experience.

Board Committees:  Compensation (Chair)

Erin L. Russell Former Principal of Vestar Capital Partners, LP	Age 47	Director since 2020

Since January 2019, Ms. Russell has served as a member of the board of directors of Kadant, Inc., a global supplier of engineered systems, where she is a member of the audit and nominating and corporate governance committees and serves as the chair of the risk oversight and sustainability committee.  From August 2001 until April 2017, she was a principal of Vestar Capital Partners, LP (“Vestar”), a private equity firm specializing in management buyouts, recapitalizations, and growth equity investments. While at Vestar, Ms. Russell served on the boards of directors of a number of companies, including most recently as a director of DeVilbiss Healthcare LLC, a company that designs, manufactures and markets respiratory medical products, from 2012 until July 2015 and as a director and a member of the audit committee of 21st Century Oncology Inc., a provider of state-of-the-art radiation therapy and integrated cancer treatments, from 2008 until September 2016, including as the chair of the audit committee until 2014. She also served as a director of DynaVox Inc., a communications device manufacturer, from 2004 until 2014, including serving as the chair of its audit committee until its initial public offering in 2010. Ms. Russell is currently a member of the school advisory board of St. Thomas Aquinas Catholic School, where she has served since June 2018, and has served on the advisory boards of McIntire School of Commerce since June 2016 and the Jefferson Scholars Foundation at the University of Virginia since April 2008. Ms. Russell holds a Bachelor’s degree in commerce with a concentration in accounting from McIntire School of Commerce, University of Virginia and a Master’s in Business Administration from Harvard Business School.

Qualifications: Ms. Russell’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by her experience with capital and credit markets, as well as her extensive experience serving on the boards of directors of companies in the healthcare sector.  We believe her financial literacy and extensive public and private company board experience provide critical insight to our Board.

Board Committees:  Audit (Chair)

Anthony M. Sanfilippo Co-founder of Sorelle Capital, Sorelle Entertainment, and Sorelle Hospitality	Age 63	Director since 2020

Mr. Sanfilippo has been Chairman of the Board since April 2020.  He is the co-founder of Sorelle Capital, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping grow companies with entrepreneurs in hospitality sectors and related real estate ventures.  Mr. Sanfilippo served as Chief Executive Officer and member of the board of directors (including chairman of the board from May 2017 until October 2018) of Pinnacle Entertainment Inc. (“Pinnacle”), a publicly traded gaming hospitality company with 16 casino locations in 10 states across the U.S., from March 2010 until October 2018, at which time Pinnacle was acquired by Penn National Gaming. Prior to joining Pinnacle, Mr. Sanfilippo served as President, Chief Executive Officer and board member of Multimedia Games Inc., a publicly traded creator and supplier of comprehensive technology systems, content and electronic gaming devices for various segments of the gaming industry.  Prior to joining Multimedia Games, Inc., he served as Division President at Harrah’s Entertainment Inc., currently known as Caesars Entertainment Inc., including serving as President and Chief Operating Officer for Harrah’s New Orleans and a board member of Jazz Casino Corporation.  Mr. Sanfilippo is a member of the board of directors of Papa John’s International, where he chairs the compensation committee and also serves on its corporate governance and nominating committee.

Qualifications: Mr. Sanfilippo’s specific skills, experience and qualifications to serve as a director of the Company include his extensive operational, strategic, and senior leadership experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses.  We believe his leadership and board experience provides our Board with valuable insight.

Board Committees:  None

The Board recommends a vote FOR each nominee.

Director Compensation

The Nominating and Corporate Governance Committee (the “NCG Committee”) reviews on an annual basis director compensation in relation to other comparable companies and in light of other factors that the NCG Committee deems appropriate and discusses director compensation with the Board. Pursuant to our director compensation policy in effect during 2020, each of our non-employee directors (excluding the Chairman of the Board, who was entitled to receive a $200,000 annual cash retainer as further described below) was entitled to receive a $75,000 annual cash retainer as well as annual committee retainers as follows, each of which was paid on a monthly basis during 2020:

	Annual Retainer
Committee	Member	Chair
Audit	$15,000	$30,000
Compensation	$10,000	$20,000
Nominating and Corporate Governance	$10,000	$20,000
Strategic Review (1)	$10,000	$20,000

(1)	The Strategic Review Committee was dissolved in April 2020.

The Chairman of the Board was entitled to receive an annual cash retainer in the amount of $200,000 and was not entitled to receive any other additional cash compensation for his service on the Board or attendance at any Board or Committee meetings.  Mr. Tully did not receive any compensation for his service on the Board.

In April 2020, upon the recommendation of the NCG Committee of the Board, the Board approved a 100% reduction in the annual cash retainer and annual committee retainers payable to non-management members of the Board who were standing for reelection at the 2020 Annual Meeting of Stockholders (the “Board Retainer Reduction”) for a period of four months, beginning May 1, 2020.  In June 2020, upon the recommendation of the NCG Committee, the Board approved the extension of the Board Retainer Reduction for the period from September 1, 2020 through December 31, 2020 (the “Extended Board Retainer Reduction”).

In connection with each of the Board Retainer Reduction and the Extended Board Retainer Reduction, the Board, upon the recommendation of the NCG Committee, approved the grants of RSUs to each director whose compensation was reduced, with the value of the RSU grants to be equal as closely as reasonably possible to the amount of such reduction. The RSUs are subject to vesting in full on the first anniversary of the grant date.

In addition, non-employee directors (excluding Mr. Tully) received an annual grant of RSUs with a grant date fair value of approximately $110,000.  Equity awards to non-employee directors during 2020 were made pursuant to the Company’s Second Amended and Restated 2014 Stock Incentive Plan (the “Second Amended and Restated 2014 Plan”).  Directors who are also our employees (e.g., Mr. Ashworth) receive no additional compensation for their Board service.

The following table summarizes the compensation to each non-employee director during 2020.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
		(1)	(2)
Sara J. Finley	$33,333	$173,345	—	$206,678
Robert J. Greczyn, Jr. (3)	17,500	165,417	—	182,917

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Peter A. Hudson, M.D. (4)	33,333	169,997	—	203,330
Beth M. Jacob	33,333	176,667	—	210,000
Bradley S. Karro	35,000	173,345	—	208,345
Paul H. Keckley, Ph.D. (5)	35,000	—	—	35,000
Benjamin A. Kirshner (4)	31,667	166,666	—	198,333
Erin L. Russell (6)	—	197,086	—	197,086
Anthony M. Sanfilippo (6)	—	261,675	—	261,675
Lee A. Shapiro (5)	38,333	—	—	38,333
Daniel G. Tully (7)	—	—	—	—
Kevin G. Wills (5)	66,667	—	—	66,667

(1)

Reflects the aggregate grant date fair value of RSUs granted during 2020 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

During 2020, the directors received RSU grants having a value equal as closely as reasonably possible to the amount of the Board Retainer Reduction and the Extended Board Retainer Reduction, if applicable.  The following directors received RSUs on May 11, 2020 having a grant date fair value of $9.37 per share in connection with the Board Retainer Reduction: Ms. Finley (3,380); Mr. Hudson (3,202); Ms. Jacob (3,557); Mr. Karro (3,380); Mr. Kirshner (3,024); Ms. Russell (3,602); and Mr. Sanfilippo (7,115).  Following his employment with the Company as Interim CEO, Mr. Greczyn received 2,113 RSUs on June 3, 2020 having a grant date fair value of $11.24 per share in connection with his Board Retainer Reduction. The following directors received RSUs on August 24, 2020 having a grant date fair value of $16.47 per share in connection with the Extended Board Retainer Reduction: Ms. Finley (1,923); Mr. Greczyn (1,923); Mr. Hudson (1,821); Ms. Jacob (2,024); Mr. Karro (1,923); Mr. Kirshner (1,720); Ms. Russell (2,125); and Mr. Sanfilippo (4,048).

In addition, non-employee directors (excluding Mr. Tully) received an annual grant of RSUs with a grant date fair value of approximately $110,000.  Each of the following directors received 10,827 RSUs having a grant date fair value of $10.16 per share on May 21, 2020: Ms. Finley, Mr. Hudson, Ms. Jacob, Mr. Karro, Mr. Kirshner, Ms. Russell, and Mr. Sanfilippo.  Following his employment with the Company as Interim CEO, Mr. Greczyn received 9,786 RSUs on June 3, 2020 having a grant date fair value of $11.24 per share. In addition, on March 16, 2020, each of Ms. Russell and Mr. Sanfilippo received a pro-rated annual grant consisting of 5,802 RSUs having a grant date fair value of $3.16 per share.

The following directors and former directors who served on the Board during 2020 had unvested stock awards outstanding as of December 31, 2020 as follows: Ms. Finley (16,130); Mr. Greczyn (13,822); Dr. Hudson (15,850); Ms. Jacob (16,408); Mr. Karro (16,130); Mr. Kirshner (15,571); Ms. Russell (22,356); and Mr. Sanfilippo (27,792).

(2)

The following directors and former directors who served on the Board during 2020 had stock option awards outstanding as of December 31, 2020 as follows:  Mr. Karro (15,000); Dr. Keckley (15,000); and Mr. Wills (12,026).

(3)

Mr. Greczyn served as the Company’s Interim CEO from February 18, 2020 through May 31, 2020.  His compensation during such period is not reflected in the table above but is reflected in the Summary Compensation Table.

(4)	Dr. Hudson and Mr. Kirshner will not stand for re-election at the 2021 Annual Meeting of Stockholders. Therefore, their terms will end at the 2021 Annual Meeting of Stockholders.
(5)	Dr. Keckley and Messrs. Shapiro and Wills did not stand for re-election at the 2020 Annual Meeting of Stockholders. Therefore, their terms ended at the 2020 Annual Meeting of Stockholders.
(6)	Ms. Russell and Mr. Sanfilippo were appointed to the Board effective March 16, 2020.
(7)	Mr. Tully resigned from the Board effective September 1, 2020. He did not receive any compensation for his service on the Board.

Director Compensation for 2021

The NCG Committee has approved the following revisions to non-employee director compensation, effective beginning on the date of the 2021 Annual Meeting of Stockholders:

•	The annual cash retainer for each non-employee director (excluding the Chairman) will decrease from $75,000 to $60,000;
•	The annual cash retainer for the Chairman will decrease from $200,000 to $135,000;
•	The grant date fair value of the annual grant of RSUs will increase from $110,000 to $125,000; and
•	The annual committee retainers will be as follows:

	Annual Retainer
Committee	Member	Chair
Audit	$15,000	$35,000
Compensation	$10,000	$25,000
Nominating and Corporate Governance	$10,000	$25,000

Director Deferred Compensation Plan

In addition, in December 2020, the Board approved a deferred compensation program for non-employee directors, which took effect January 1, 2021. Non-employee directors can defer all or a portion of the retainer and fee payments that would otherwise be paid or granted to them in cash or equity, and may elect to convert any cash payments into RSUs or unrestricted shares based on the fair market value of the Common Stock at the time the cash payments would otherwise have been made. For RSUs, dividend equivalents are credited to non-employee directors as if the RSUs are outstanding shares of Common Stock. Such dividend equivalents are deemed invested in additional RSUs.  Alternatively, non-employee directors may elect to defer their cash compensation into a cash account that will earn interest at the long term “applicable federal rate” established by the IRS from time to time.

At such distribution date as specified in the election form, the director will receive a distribution of the deferred compensation then credited to him or her under the program. If the director elected to defer

RSUs (either the RSUs issued in lieu of cash pursuant to the election under the program or RSUs granted as an equity retainer), then shares of Common Stock equal to the number of RSUs (including those issued as dividend equivalents) will be distributed to the director per his or her deferral election. Shares of Common Stock issued for RSUs are issued under the Second Amended and Restated 2014 Plan. Upon a change in control of the Company, the period of deferral for any of such deferred amounts shall end, and payments shall be made to the director in accordance with the director’s election and the program.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, which are based upon current expectations, involve a number of risks and uncertainties, and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings, revenues, and results of operations.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors. These factors include, but are not limited to, those described in Item 1A, Risk Factors, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the Form 10-K, and those that will be described from time to time in the Company’s filings with the Commission, including the Company’s subsequent reports filed with the Commission on Form 10-K, Form 10-Q, and Form 8-K, which are available on the Commission’s website at www.sec.gov and on the Company’s website at www.tivityhealth.com. We undertake no obligation to update or revise any such forward-looking statements.

Compensation Discussion and Analysis

Executive Summary

In 2020, our Named Executive Officers (“NEOs”) were as follows:

Name	Position
Richard Ashworth (1)	President and Chief Executive Officer
Adam Holland	Chief Financial Officer
Ryan Wagers	Chief Accounting Officer
Mary Flipse (2)	Former Chief Legal and Administrative Officer
Robert Greczyn (3)	Former Interim Chief Executive Officer
Steve Janicak (4)	Former Business Unit President, Healthcare
Donato Tramuto (5)	Former Chief Executive Officer

(1)	Mr. Ashworth was hired as President and Chief Executive Officer effective June 1, 2020.
(2)	Ms. Flipse’s role as Chief Legal and Administrative Officer was terminated effective December 1, 2020. She remained employed by the Company through December 31, 2020 to assist with the transition.
(3)

In connection with Mr. Tramuto’s departure, the Board appointed Mr. Greczyn to serve as Interim Chief Executive Officer.  Mr. Greczyn served as Interim CEO from February 18, 2020 through May 31, 2020 and continued to serve as a member of the Board thereafter.

(4)	Mr. Janicak departed the Company in August 2020.
(5)	Mr. Tramuto departed the Company in February 2020.

Business and Leadership Changes

During 2020, there were significant developments in our business and the composition of our executive leadership.

•	Effective February 18, 2020, Mr. Tramuto’s employment was terminated without cause, and the Board appointed Mr. Greczyn as Interim CEO of the Company.
•

Effective June 1, 2020, Mr. Ashworth began employment with the Company as President and Chief Executive Officer.  In conjunction with Mr. Ashworth’s appointment, Mr. Greczyn’s employment as Interim CEO concluded effective May 31, 2020.

•

During the third quarter of 2020, we began a reorganization plan primarily related to optimizing our former Healthcare segment for growth and executing on our new strategy.  As part of this reorganization, Mr. Janicak’s role was eliminated, and his employment was terminated without cause effective August 31, 2020.

•	Effective December 9, 2020, we sold our wholly owned subsidiary Nutrisystem, Inc. (“Nutrisystem”). Following the sale of Nutrisystem, we have one operating and reportable segment.
•	Effective December 31, 2020, Ms. Flipse’s employment was terminated without cause.

COVID-19

In January 2020, the Secretary of the U.S. Department of Health and Human Services declared a national public health emergency due to a novel strain of coronavirus, which causes the disease known as “COVID-19.”  In March 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic.  By March 31, 2020, substantially all of the fitness centers in our national network were temporarily closed, which had an adverse impact on our results of operations for the first quarter of 2020 because a significant portion of revenues from our SilverSneakers program is based on member visits to a fitness partner location. A substantial number of our fitness partner locations remained closed through April, with some locations reopening in May and additional locations reopening in June and throughout the third quarter of 2020. Due to a resurgence of COVID-19 cases throughout the country, some fitness partner locations were closed again during the fourth quarter of 2020.  For the month of December 2020, approximately 74% of our fitness partner locations reported at least one visit from our SilverSneakers program. Revenues from continuing operations were adversely impacted by COVID-19 during 2020.

We took a number of actions in response to the pandemic, including the following:

•

We took a variety of measures to ensure the availability and functioning of our critical infrastructure, to promote the safety and security of our employees and to support the communities in which we operate. These measures included implementing remote working arrangements for employees where practicable. We are following public and private sector policies and initiatives to reduce the transmission of COVID-19, such as the imposition of travel restrictions, the promotion of social distancing, and the adoption of work-from-home arrangements.

•

We focused on preserving our liquidity and managing our cash flow, including, but not limited to, managing our working capital, optimizing tax savings under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and other COVID-19-related legislation, curtailing capital expenditures, reducing discretionary spending, and reducing compensation costs.

o

In April 2020, we furloughed 13% of our approximately 1,000 employees at that time.  In June 2020, some of these furloughed employees’ positions were eliminated (in addition to other position eliminations, resulting in approximately 8% of our then-employees being terminated), and we extended the furlough for substantially all of the remaining furloughed employees through the end of 2020. Also in June 2020, we placed an additional 2% of our total employees on furlough through the end of 2020.  Of the employees who were placed on furlough in June or whose furlough was extended in June through the end of 2020, one-half of these employees returned from furlough.  The positions of the other one-half were eliminated.

o

In April 2020, the Compensation Committee of the Board (the “Committee”) approved a 25% reduction in base salary (the “Base Salary Reduction”) for Messrs. Holland, Wagers, and Janicak and Ms. Flipse, as well as certain other employees, for the period from April 20, 2020 through August 23, 2020.  In June 2020, the Committee approved the extension of the Base Salary Reduction for such executive officers for the period from August 24, 2020 through December 31, 2020 (the “Extended Base Salary Reduction”), as well as a Base Salary Reduction for Mr. Ashworth for the period from July 1, 2020 through December 31, 2020.

o	Effective at the end of July 2020, the Compensation Committee suspended the Company matching contribution to the Company’s 401(k) plan.

o	Base salaries for NEOs were restored effective January 1, 2021. The Company’s matching contribution to the 401(k) plan was also restored in January 2021.

In connection with each of the Base Salary Reduction and the Extended Base Salary Reduction, the Board, upon the recommendation of the Committee, approved the grants of RSUs to each NEO whose compensation was reduced (the “Salary Reduction RSUs”), with the value of the RSU grants to be equal as closely as reasonably possible to the amount of such reduction. The Salary Reduction RSUs are subject to vesting in full on the first anniversary of the grant date. These RSUs were intended to align management’s interests with those of shareholders and to promote executive retention over the vesting period.

2020 Highlights

The COVID-19 pandemic created unique and unprecedented challenges.  We responded to these challenges by demonstrating our commitment to our clients, members, and shareholders through our actions and investments.  Despite the challenges resulting from the COVID-19 pandemic, the discipline of our executive team and employees and their intense focus on our long-term strategic goals was evidenced by the following achievements in 2020:

•

We sold Nutrisystem in December 2020, which strengthened our balance sheet to support future growth.  Following the sale, we repaid $519 million of term loan debt and ended the year with a net leverage ratio (as defined in our credit agreement) of 2.36.  In January 2021, we voluntarily prepaid $45 million of our term loan debt, which prepaid all scheduled quarterly installments due through September 30, 2022.

•

As fitness locations closed as a result of the pandemic, we quickly adapted to the changing needs of our members and clients by launching a new and dynamic suite of virtual offerings, which we plan to continue offering in the future.  Virtual visits grew significantly, from 12,000 in the first quarter of 2020 to 804,000 in the fourth quarter of 2020.  We believe these digital offerings not only allowed our currently homebound members to stay active and connected with the help of SilverSneakers, but they will be a critical contributor to our new digitally-enabled member engagement platform going forward.

•

We developed a new strategy and began expanding our focus beyond fitness and gym access to becoming a leading member-focused platform engagement company with omnichannel capabilities.  Our new strategy includes the following components:

o

We will expand beyond fitness by establishing an engagement platform that enables personalized member interaction with all of our offerings, and we will partner with other payors and service providers to aggregate services to members under the SilverSneakers umbrella.

o

We plan to accelerate growth in our core SilverSneakers and Prime Fitness businesses by expanding and strengthening our fitness partner network, continuing to grow and scale our new virtual offerings, and expanding our popular community-based offerings.

o

The continued development of our suite of digital offerings will enable a more tailored, interactive, and impactful experience across a variety of areas, including fitness, social connection, community involvement, volunteering, and enrichment.

o	We plan to accelerate growth in our WholeHealth Living offering through market share expansion and improved technology.

•

Income from continuing operations margin improved from 7.1% of revenues for 2019 to 13.0% of revenues for 2020.  Cash flows from operating activities improved from $82.3 million for 2019 to $169.4 million for 2020.

•

We maintained a national fitness network of over 16,000 locations at the end of 2020, a decrease of only 1% from the end of 2019, despite a significant number of fitness centers in the United States closing permanently during 2020 as a result of economic challenges from the pandemic.  In addition, we extended the terms of several key fitness center contracts during 2020.

Key Compensation Actions for 2020

The Committee believes that the Company’s 2020 executive compensation program was effective in attracting, retaining, and providing appropriate incentives for our NEOs.  After considering the positive say-on-pay vote received from our stockholders at the 2020 Annual Meeting of Stockholders regarding our 2019 executive compensation program, input from our independent compensation consultant Frederic W. Cook & Co., Inc. (“FW Cook”), pay relative to the market and the 2020 Peer Group (if applicable), and competitive and best practices, the Committee made the following key decisions with respect to executive compensation for 2020:

•

Effective February 18, 2020, the Board appointed Mr. Greczyn to serve as Interim CEO.  During his service as Interim CEO, Mr. Greczyn was entitled to receive $110,000 per month as compensation for his services and did not receive any compensation for serving on the Board.

•	Effective February 2020, the Committee approved base salary merit increases for each of Messrs. Holland, Wagers, and Janicak and Ms. Flipse.
•

Following the departure of Mr. Tramuto and other key executives, in order to ensure executive retention during a time of transition, in March 2020 the Committee approved special equity grants consisting of RSUs for each of Messrs. Holland, Wagers, and Janicak and Ms. Flipse (the “Retention RSUs”).  The RSUs were subject to vesting as follows: two-thirds of the Retention RSUs were scheduled to vest in March 2021, and one-third of the Retention RSUs were scheduled to vest in September 2021.

•

In March 2020, when the World Health Organization characterized the outbreak of COVID-19 as a global pandemic, the Committee had not yet determined the short-term incentive program and related targets for 2020 or granted annual long-term incentive (“LTI”) awards for 2020.  Due to the significant uncertainty surrounding COVID-19 and its ongoing impact on the Company’s business, the Committee determined to delay the approval of both the short-term incentive program and the annual LTI awards (each of which is typically approved in or around March of each year).

•

In May 2020, the Company appointed Mr. Ashworth as President and CEO of the Company and as a member of the Board, effective June 1, 2020.  In connection with Mr. Ashworth’s appointment as President and CEO, we entered into an employment agreement with Mr. Ashworth, as further described in this “Compensation Discussion and Analysis”.

•

In July 2020, the Committee approved the short-term incentive program for 2020, which was based solely on the achievement of adjusted EBITDA.  In light of the multiple challenges associated with the COVID-19 pandemic that the Company was navigating during 2020, the maximum short-term incentive award that each eligible NEO could earn for 2020 was limited to 12.5% of his or her target amount.  Based on actual adjusted EBITDA for 2020, each eligible NEO earned a short-term incentive award equal to 12.5% of target.

•

In October 2020, following the reorganization of the Company’s former Healthcare segment, the Committee approved annual LTI awards to be granted effective November 10, 2020.  (Mr. Ashworth did not receive an annual LTI award in November 2020 due to having received an equity award in June 2020 intended as compensation for fiscal years 2020 through 2022). The Committee designed the LTI program such that 50% of the grant date fair value of each eligible NEO’s LTI grant consisted of “premium priced” stock options having an exercise price equal to 110% of the closing price of the Common Stock on the grant date and becoming exercisable on May 10, 2023. The remaining 50% of the grant date fair value of each NEO’s LTI grant consisted of RSUs that vest as follows: one-third of the RSUs vest on the first anniversary of the grant date, one-third vest on the 18-month anniversary of the grant date, and one-third vest on the 30-month anniversary of the grant date. The Committee determined to set the total vesting period equal to 30 months (rather than three years or more) for each of the stock options and the RSUs due to the delay in timing of the annual LTI grant.

The Committee is committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.  The Committee considers the results of the previous year’s “say-on-pay” advisory vote on executive compensation and other feedback the Company receives from its stockholders in determining the Company’s executive compensation policies and decisions.  This year’s “say-on-pay” proposal is Proposal No. 2 in this Proxy Statement.

Summary of Compensation Practices

Below are the key features of our executive compensation program that we believe drive sustainable results, encourage executive retention, and align executive and stockholder interests.  We also highlight certain practices we do not do because we believe they do not align with our stockholders’ long-term interests.

What We Do	What We Don’t Do

✓    Reinforce our pay-for-performance philosophy by designing the majority of total target executive compensation to be variable, through linkage to our financial or market results

✓    Mitigate undue risk by having caps on incentive awards and a recoupment policy with respect to all performance-based compensation, including performance-based equity

✓    Maintain meaningful stock ownership and retention requirements

✓    Engage an independent compensation consultant who reports directly to the Committee and does not provide any other services to the Company

✓    Require double trigger change in control provisions for acceleration of equity awards in all equity awards for executive officers made after February 2014

✓    Balance incentives to reward the achievement of short-term operating goals and long-term stockholder value creation

✓    Periodically, and at least annually, seek stockholder feedback on our executive compensation

   No excise tax gross-ups upon a change in control for employment agreements

  No tax gross-ups on ongoing benefits (which do not include benefits associated with one-time events such as relocation) for current or future executive officers

  No granting of discounted stock options

  No repricing of stock options without stockholder approval

  No hedging or short sales of Company securities

  No pledging of Company securities

Impact of Say-on-Pay Vote Results

At the 2020 Annual Meeting of Stockholders, 95.7% of the shares that were actually voted on the proposal to approve the compensation of the Company’s NEOs were in support of our executive compensation program as disclosed in the proxy statement relating to that meeting. The Committee has considered the outcome of the vote on executive compensation and believes it affirms our stockholders’ support of our overall approach to executive compensation. Accordingly, we have endeavored, to the extent possible in light of the changes in our business and our senior leadership and evaluation of the Company’s strategy, to maintain that overall approach to executive compensation. The Committee will continue to consider the outcome of the annual vote on executive compensation when making future compensation decisions for our NEOs.

The Committee’s Processes and Analyses

Role of Compensation Committee

The Committee sets and administers the policies that govern compensation of our executive officers, including:

•

Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and approving any changes in executive officer incentive compensation plans and equity-based compensation plans; and
•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

Only independent directors serve on the Committee. Based on the Committee’s charter, the Committee may delegate any of its responsibilities to a subcommittee as long as such subcommittee is solely composed of one or more members of the Committee.  The Committee may also delegate to one or more executive officers the authority to make grants of equity-based awards to individuals who are not executive officers.

Executive Compensation Philosophy and Objectives

We seek to attract, retain, and motivate talented individuals who are committed to the Company’s mission and core values.  The Committee is committed to designing and maintaining an executive compensation program that is performance-based, competitive, clear in its design and objectives, and aligns the interests of management with those of the Company’s stockholders by rewarding executive officers when the Company achieves financial success.

The Committee believes that performance-based pay is key to achieving our financial and strategic objectives and meeting stockholder expectations.  The direct effect of this performance-based philosophy is that a majority of the total target compensation (excluding benefits and perquisites) that is set at the beginning of the year for an NEO is variable.  We consider compensation to be variable if the ultimate value realized may differ from the intended target compensation.  Variable compensation includes both our annual short-term incentive awards and long-term incentive awards.

The Committee strives to align executive compensation with the unique talent and business needs of the Company, without encouraging excessive or unnecessary risk-taking, through the following objectives:

•

To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual contribution and corporate performance;

•

To closely align the interests of executives with the long-term interests of the Company and its stockholders through a significant portion of each executive’s total compensation opportunity based on long-term equity incentives tied to financial performance, stock price performance, and/or operational performance; and

•	To provide appropriate incentives for executives to work toward the achievement of our overall business goals with payouts tied directly to the successful achievement of such goals.

The Committee strives to design total compensation opportunities for the Company’s executives that are competitive, but not excessive, as compared to market practice.  Market practice is generally defined as median compensation levels found among companies of comparable size and business relative to the Company.  Individual compensation targets may be above or below market based on the following factors:

•	The individual skills and experience of the executive;
•	The difficulty of attracting or replacing the executive; and
•	Importance of the position to the Company’s success.

In addition, actual compensation earned may be above or below market levels depending on the performance of the executive and the Company as a whole.

We use the following compensation vehicles to meet the above-described objectives:

•	Base salaries;
•	Short-term incentives, based upon achieving clearly-defined financial and/or operational targets; and
•

Long-term incentives based on the achievement of financial performance, stock price performance, and/or operational performance. To focus our executives on the Company’s sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

The compensation vehicles may vary by executive based on role, responsibilities, and the executive’s ability to influence Company performance and the achievement of key short- and long-term objectives.

On an annual basis, or more frequently as needed, the Committee reviews:

•	The Company’s compensation philosophy, ensuring proper alignment with the Company’s principal business objectives;
•	Our executive compensation policies in light of our financial performance, annual budget, long-term objectives, and competitive and best practices; and
•

The compensation of each individual executive in light of such executive’s contribution and performance, market practice for the executive’s role, and the Committee’s executive compensation policies for that year.

The Committee believes that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  This belief is based on the following factors: our balance of short- and long-term incentives; our use of different types of equity compensation awards that provide a balance of incentives; our cap on incentive awards; our recoupment policy (which permits the Committee, in its discretion, to recover incentive-based compensation from our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company); our anti-hedging and anti-pledging policies; and our stock ownership guidelines.

The Committee also believes that our compensation strategies are aligned with our compensation philosophy, long-term performance, and Company culture, which places significant value on high-performing individuals, and that those strategies promote individual responsibility for collective long-term success of the Company.

As discussed in further detail throughout this Compensation Discussion and Analysis section, the Committee believes that the 2020 executive compensation program was reasonable and appropriate.

Setting Compensation

In addition to its annual review of executive compensation, the Committee retains an independent compensation consultant to review the Company’s executive compensation practices.  The Committee has engaged FW Cook since 2013 to provide independent executive compensation advisory services.  The independent compensation consultant reports directly to the Committee and provides no other services to the Company.  The Committee also employs several tools to set executive compensation targets that meet the Company’s objectives, including the following:

•	Assessment of individual performance
o

At least once per year, the Committee meets with the CEO to review and approve performance objectives for the upcoming year for each NEO.  After the end of the year, the CEO delivers to the Committee individual performance evaluations and compensation recommendations for each NEO, excluding himself (“other NEOs”).  The Committee determines compensation adjustments for each other NEO based on a variety of factors, such as a competitive compensation analysis; the Committee’s assessment of each other NEO’s individual performance, taking into account the CEO’s input; the Company’s performance; and the Committee’s judgment based on such NEO’s interactions with the Board.

o

After the end of the year, the CEO also presents to the Committee a self-assessment of his performance for the year based on his established performance objectives.  The Committee conducts a confidential review of the CEO’s performance for the previous year and discusses any compensation adjustment based on the competitive compensation analysis, its assessment of the CEO’s performance in light of the pre-approved performance objectives, the Company’s performance, and the level of CEO compensation relative to the other NEOs.

•	Assessment of Company performance
o

In addition to each NEO’s individual performance, the Committee also considers the Company’s overall performance in determining executive compensation.  When evaluating the relationship between the CEO’s pay and Company performance, the Committee considers both reported pay (as reflected in the Summary Compensation Table) and realized pay for the CEO in recent years (as applicable).

•	Compensation market data
o

The Committee reviews NEO compensation against external references to help guide compensation decisions.  The Committee does not use particular formulas or target specific market pay positions when determining compensation levels of a particular officer position but instead uses external comparisons to provide a point of reference.  The external references may include peer group analysis (see below) and/or commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the “Survey Reports”).  The Survey Reports cover a significant number of companies across a broad range of industries.  To support the Committee’s review and evaluation, management, and if applicable, an independent compensation consultant, provides the Committee with information compiled from the Survey Reports.

o

The Committee recognizes that the Company competes locally and nationally for talent with companies much larger than those included in our compensation peer group.  These larger companies aggressively recruit for the best qualified talent in particularly critical functions.  As a result, to attract and retain talent, the Committee may from time to time determine that it is in the best interests of the Company and its stockholders to provide compensation packages that deviate from the external market references.

Executive Compensation for 2020

Program Elements

The 2020 executive compensation program consisted of:

•	Base salaries;
•	Short-term cash incentive awards, based on achieving clearly-defined financial, operational, or financial reporting targets; and
•

LTI awards that are based on service and/or Company performance.  To focus our executives on the Company’s sustained performance over the long term, a meaningful portion of our target executive compensation is weighted toward long-term incentives.

2020 Peer Group

In early 2020, FW Cook conducted a review of our peer group.  FW Cook applied certain criteria in developing the 2020 Peer Group (as defined below) such as industry sectors, revenues, market capitalization, and our historical peers.  With regard to revenue and market capitalization, FW Cook evaluated comparable companies with revenues ranging from approximately one-third to three times the Company’s projected annual revenue at the time.  FW Cook also considered in its analysis companies included in the peer groups used by certain proxy advisory firms in their pay-for-performance assessments.  Our 2020 peer group consists of the following companies (the “2020 Peer Group”), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2020.

1-800-FLOWERS.COM, Inc.	GNC Holdings, Inc.	Nu Skin Enterprises, Inc.

Allscripts Healthcare Solutions, Inc.	GrubHub, Inc.	Premier, Inc.

Amedisys, Inc.	HMS Holdings Corp.	Providence Service Corp.

Blue Apron Holdings, Inc.	LHC Group, Inc.	Teladoc, Inc.

The Chefs’ Warehouse, Inc.	Medifast, Inc.	USANA Health Sciences, Inc.

Evolent Health, Inc.	Navigant Consulting, Inc. (1)	WW International, Inc.

(1)	Acquired by another company in October 2019

The median revenue for the latest four quarters and the median market capitalization as of December 31, 2019 for companies in our 2020 Peer Group were $1.3 billion and $1.6 billion, respectively. Of the 18 companies that comprised the peer group in 2019, one company was removed in favor of a company that was more relevant to the Company’s business.

Compensation Decisions for 2020

Based on the strong say-on-pay support received from our stockholders at the 2020 Annual Meeting of Stockholders regarding our 2019 executive compensation program, input from our independent compensation consultant FW Cook, and competitive and best practices, the Committee maintained a performance-based compensation philosophy when designing the 2020 executive compensation program.

The Committee believes that the Company’s 2020 executive compensation program was instrumental in attracting, retaining, and providing appropriate incentives for our NEOs.  The Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders.

In general, and based on the methodology described under the heading “Compensation market data”, the Committee believes compensation levels for the NEOs were appropriate.

Base Salary

In establishing base salaries for 2020, the Committee considered each NEO's performance and responsibilities, recommendations of the CEO, internal pay equity, pay relative to the market, and the date of each NEO’s last salary increase.

Effective February 24, 2020, the NEOs who were employed on such date (Messrs. Holland, Wagers, and Janicak and Ms. Flipse) received a merit increase in their base salary.  Base salaries for the NEOs were as follows:

Annualized Base Salary ($000s)

Name	2020 Base Salary (1)	2019 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase
Richard Ashworth	$900	Hired in 2020	n/a	n/a
Adam Holland	$412	$400	3.0%	04/2019
Ryan Wagers	$283	$275	3.0%	04/2019
Mary Flipse	$427	$415	3.0%	04/2019
Robert Greczyn (2)	Note (2)	Hired in 2020	n/a	n/a
Steve Janicak	$464	$450	3.0%	04/2019
Donato Tramuto	$950	$950	0.0%	03/2019

(1)	Amounts do not reflect the Base Salary Reduction and Extended Base Salary Reduction.
(2)

Mr. Greczyn served as Interim CEO from February 18, 2020 through May 31, 2020 and was entitled to receive a base salary of $110,000 per month as total compensation for his service as Interim CEO (i.e., he was not eligible for short- or long-term incentive compensation, except for the Salary Reduction RSUs).

In order to preserve cash and manage cash flows in response to the COVID-19 pandemic, in April 2020, the Committee approved a 25% reduction in base salary (the “Base Salary Reduction”) for Messrs. Holland, Wagers, Greczyn, and Janicak and Ms. Flipse, for the period from April 20, 2020 through August 23, 2020.  In June 2020, the Committee approved the extension of the Base Salary Reduction for such NEOs for the period from August 24, 2020 through December 31, 2020 (the “Extended Base Salary Reduction”), as well as a Base Salary Reduction for Mr. Ashworth for the period from July 1, 2020 through December 31, 2020.  In connection with each of the Base Salary Reduction and the Extended Base Salary Reduction, the Board, upon the recommendation of the Committee, approved the grants of the Salary Reduction RSUs, with the value of the RSU grants to be equal as closely as reasonably possible to the amount of such reduction. The Salary Reduction RSUs are subject to vesting in full on the first anniversary of the grant date. These RSUs were intended to align management’s interests with those of shareholders and to promote executive retention over the vesting period.

Short-Term Cash Incentive Awards

We offer short-term cash incentive awards to NEOs to align their annual compensation with the Company’s financial and operational objectives for the current year.  For fiscal year 2020, Mr. Ashworth was eligible to receive an annual cash bonus of up to 100% of base salary, subject to such performance objectives as were mutually agreed to by the parties.  For the remaining NEOs (except for Mr. Greczyn, who was not eligible to participate in the short-term cash incentive program) the performance factor for the short-term cash incentive award in 2020 was Adjusted EBITDA (weighted 100%). Actual payouts were calculated using the following formula: (Base Salary * Bonus Target Percentage * Performance Factor Achievement). The maximum amount that each NEO could earn for the full year was 12.5% of target.  The Committee believed this was an appropriate maximum level for 2020 given the uncertainty and challenges the Company was facing related to COVID-19.  Short-term cash incentive awards earned are described in further detail below and were paid in mid-March 2021.

Short-Term Cash Incentive Target Percentages

Short-term cash incentive targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO’s internal job grade and/or market comparisons.  The Committee believes that the short-term cash incentive targets are market competitive and that they establish the appropriate level of at-risk annual cash incentive and drive the achievement of annual performance goals.

Short-Term Cash Incentive Targets (as a percentage of base salary)

	As of December 31,
Name	2020	2019
Richard Ashworth	100% (1)	Hired in 2020
Adam Holland	50%	50%
Ryan Wagers	40%	40%
Mary Flipse	50%	50%
Robert Greczyn (2)	Not eligible	n/a
Steve Janicak	75%	75%
Donato Tramuto	100%	100%

(1)	For fiscal year 2020, Mr. Ashworth was eligible to receive an annual cash bonus of up to 100% of base salary, subject to such performance objectives as are mutually agreed to by the parties.
(2)	Mr. Greczyn served as Interim CEO from February 18, 2020 through May 31, 2020 and was not eligible for a short-term incentive award.

Adjusted EBITDA (100% of Total Bonus Target)

Generally consistent with 2014 through 2019, the predominant performance metric for short-term cash incentive awards for 2020 was Adjusted EBITDA, which was used as a metric for both earning and funding short-term cash incentive awards (the “Adjusted EBITDA Bonus”).  “Adjusted EBITDA” was defined as earnings before interest, taxes, depreciation, and amortization excluding certain pre-defined costs, losses, and expenses, including but not limited to impairment, restructuring, and severance charges, CEO transition costs, and transaction and integration costs.  The Committee believes that Adjusted EBITDA provides a specific measure of operating and financial performance and aligns our executives with our short-term business goals for EBITDA growth.  The Adjusted EBITDA Bonus comprised 100% of each NEO’s total bonus target for 2020.

Except for Mr. Ashworth and Mr. Greczyn, each NEO’s Adjusted EBITDA Bonus was based on the achievement of Adjusted EBITDA by the Healthcare segment, which is currently the Company’s only segment following the sale of Nutrisystem.  However, the NEOs could not earn any short-term incentive awards until the bonus pools for each of the Company’s former segments (Healthcare and Nutrition, prior to the sale of Nutrisystem) achieved a certain level of funding.

The short-term cash incentive pool for the eligible NEOs (“NEO Bonus Pool”) began funding when (i) the bonus pools for each of the Healthcare and Nutrition segments reached 25% funding, and (ii) Adjusted EBITDA for the Healthcare segment exceeded $132.3 million (the “Adjusted EBITDA Threshold”).  The following table outlines the threshold and target Adjusted EBITDA goals, along with the Adjusted EBITDA achieved and the corresponding payout as a percent of target for Messrs. Holland, Wagers, Janicak and Tramuto and Ms. Flipse.

	Threshold (1)	Target	Actual	Payout (% of Target)
Adjusted EBITDA ($mil.)	$132.3	$142.9	$147.4	12.5% (2)

(1)	Threshold funding for NEO Bonus Pool also required funding of 25% of target for each of the Healthcare and Nutrition bonus pools.
(2)	Maximum payouts were capped at 12.5% of target for NEOs in 2020 given the uncertainty and challenges the Company was facing related to COVID-19.

Based on actual Adjusted EBITDA (before accruing the Adjusted EBITDA Bonus described herein) of $147.4 million for 2020, each eligible NEO (Messrs. Holland, Wagers, Janicak and Tramuto and Ms. Flipse) earned an Adjusted EBITDA Bonus of 12.5% of the target applicable to such NEO.  Bonuses for Messrs. Janicak and Tramuto were prorated based the portion of 2020 they were employed by the Company.  In connection with his hiring in 2020, Mr. Ashworth was eligible to receive an annual cash bonus of up to 100% of base salary, subject to such performance objectives as are mutually agreed to by the parties.  The Committee determined that Mr. Ashworth earned an annual cash bonus equal to the maximum amount of 100% of his annual base salary for 2020.  Mr. Greczyn was not eligible for a short-term incentive award based on the terms of his employment with the Company.

Short-Term Cash Incentive Payouts for 2020 ($000s)

	2020 at Target (1)			2020 Actual Payout
Name	Adjusted EBITDA Bonus	Individual Performance Bonus	Total	Adjusted EBITDA Bonus	Individual Performance Bonus	Total
Richard Ashworth	n/a	$900	$900	n/a	$900	$900
Adam Holland	$169	n/a	$169	$21	n/a	$21
Ryan Wagers	$93	n/a	$93	$12	n/a	$12
Mary Flipse	$175	n/a	$175	$22	n/a	$22
Steve Janicak (2)	$198	n/a	$198	$25	n/a	$25
Donato Tramuto (3)	$127	n/a	$127	$16	n/a	$16

(1)	The target amounts shown for the Adjusted EBITDA Bonus reflect 100% of the NEO’s short-term cash incentive target, although the maximum payout was capped at 12.5% of such target for 2020.
(2)	The 2020 target award for Mr. Janicak is calculated based on his earnings from January 1, 2020 through August 31, 2020, the date of his termination.
(3)	The 2020 target award for Mr. Tramuto is calculated based on his earnings from January 1, 2020 through February 18, 2020, the date of his termination.

Long-Term Incentive Awards

The Committee believes that our LTI compensation is a key component of our retention strategy and is integral to our ability to achieve our performance goals.  LTI awards are generally granted annually to eligible employees, including our NEOs.  LTI awards are typically made during the first quarter or shortly thereafter once the Committee has had the opportunity to review the previous year’s full year results, expected performance for the current year, and the Company’s long-range business plan (to the extent a sufficient number of shares is available under the Company’s equity incentive plan).  As COVID-19 was declared a pandemic in March 2020, the Committee had not yet granted annual LTI awards for 2020.  Due to the significant uncertainty surrounding COVID-19 and its impact on the Company’s business, the Committee determined to delay the grant of annual LTI awards.  In October 2020, following the reorganization of the Company’s former Healthcare segment, the Committee approved annual LTI awards to be granted effective November 10, 2020.  The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

The table below summarizes the types of long-term incentives granted to the NEOs in recent years intended to incentivize performance and the objective for using each of the incentives in supporting the interests of the stockholders.

Incentive	Objective
RSUs	Encourage executive retention and align management and stockholder interests
MSUs	Align management and stockholder interests and reward achievement of certain total shareholder return goals
PSUs	Align management and stockholder interests and reward achievement of the Company’s financial goals
Stock options	Reward share price appreciation

Annual Equity Awards

As described above, one of our key compensation objectives is to provide long-term incentive compensation to strengthen and align the interests of our NEOs with those of our stockholders.  Each NEO’s target LTI value was set based on the NEO’s internal job grade and/or market comparisons.  To meet this objective, the Committee designed the LTI program for 2020 such that 50% of the grant date fair value of each NEO’s LTI grant consisted of “premium priced” stock options having an exercise price equal to 110% of the closing price of the Common Stock on the grant date. The remaining 50% of the grant date fair value of each NEO’s LTI grant consisted of RSUs. Messrs. Holland and Wagers were the only NEOs who received an annual equity award in 2020.  Mr. Ashworth received an equity award effective June 2020 granted as compensation for fiscal years 2020 through 2022 and was not eligible for an additional LTI grant in 2020.  Ms. Flipse did not receive the annual LTI award due to the fact that her employment with the Company was terminating on December 31, 2020.  The remaining NEOs’ employment had terminated prior to the annual LTI award.

Name	RSUs (1)	Grant Date Fair Value of RSUs	Premium Priced Stock Options (2)	Grant Date Fair Value of Premium Priced Stock Options
Adam Holland	21,311	$324,993	39,634	$324,999
Ryan Wagers	5,738	$87,505	10,671	$87,502

(1)

One-third of the RSUs vest on the first anniversary of the grant date, one-third vest on the 18-month anniversary of the grant date, and one-third vest on the 30-month anniversary of the grant date.  The awards have a 30-month vesting schedule rather than the Company’s customary three-year vesting schedule due to the delay in timing of the annual LTI grant (which is typically approved in or around March of each year).

(2)	Premium priced stock options become exercisable on May 10, 2023.

Special Retention Awards

Following the departure of Mr. Tramuto and other key executives, in order to ensure executive retention during a time of transition, in March 2020 the Committee approved Retention RSUs to be awarded to each of Messrs. Holland (30,769), Wagers (12,692), and Janicak (53,846) and Ms. Flipse (31,923).  The size of the awards was generally based on a multiple of the NEO’s annual salary (approximately 156% of annual salary for Mr. Janicak, 100% of annual salary for each of Mr. Holland and Ms. Flipse, and 60% of annual salary for Mr. Wagers). The RSUs had a grant date fair value of $8.89 per share.  The number of RSUs awarded to each NEO was calculated as the dollar value of the award (e.g., 100% of salary) divided by $13.00 (rather than $8.89) in order to limit the number of shares granted from the Company’s stock incentive plan.  The Retention RSUs are subject to vesting as follows: two-thirds of the Retention RSUs were scheduled to vest in March 2021, and one-third of the Retention RSUs are scheduled to vest in September 2021.  The vesting schedule was established to encourage executive retention for the initial one-year transition period (considered most critical) and for an additional six months beyond such time.  The Retention RSUs for each of Mr. Janicak and Ms. Flipse accelerated and vested in full upon their termination from the Company, in accordance with the terms of the underlying award agreement.

Salary Reduction Awards

As previously noted, in connection with each of the Base Salary Reduction and the Extended Base Salary Reduction, the Board, upon the recommendation of the Committee, approved the grants of the Salary Reduction RSUs, with the value of the RSU grants to be equal as closely as reasonably possible to the amount of such reduction. On May 11, 2020, each of the eligible NEOs received Salary Reduction RSUs with a grant date fair value of $9.37 per share as follows: Mr. Holland (3,664), Mr. Wagers (2,519), Ms. Flipse (3,802), Mr. Greczyn (11,740), and Mr. Janicak (4,122). On August 24, 2020, each of the eligible NEOs received Salary Reduction RSUs with a grant date fair value of $16.47 per share as follows: Mr. Ashworth (6,887), Mr. Holland (2,227), Mr. Wagers (1,531), Ms. Flipse (2,311), and Mr. Janicak (2,506). The Salary Reduction RSUs vest in full on the first anniversary of the grant date. Messrs. Greczyn and Janicak forfeited a portion of their Salary Reduction RSUs upon their termination of employment from the Company.  See “Employment Agreements and Termination Events for Formerly Employed NEOs”.

Performance Achievement of PSUs and Integration Performance Awards Granted in 2019

The annual equity awards granted in 2019 to Messrs. Holland, Wagers, Janicak, and Tramuto and Ms. Flipse included PSUs that were subject to risk of forfeiture if pre-defined, multi-year adjusted EBITDA objectives for fiscal 2019 and fiscal 2020 were not achieved.  Two-thirds of the PSUs awarded to each

NEO were subject to a fiscal 2019 Adjusted EBITDA target, and one-third of the PSUs awarded to each NEO were subject to a fiscal 2020 Adjusted EBITDA target.  “Adjusted EBITDA” was defined as earnings before interest, taxes, depreciation, and amortization excluding realized synergies and excluding certain pre-defined costs, losses, and expenses, including but not limited to impairment and restructuring charges, LTI expense, and transaction and integration costs. With respect to the fiscal 2019 performance targets, the performance goals were based on the achievement of Adjusted EBITDA (as defined) by such NEO’s legacy segment (i.e., the Healthcare segment for each of the NEOs noted above).  For 2019, the threshold performance level (which equated to 50% achievement) and target performance level for the Healthcare segment were Adjusted EBITDA of $141 million and $146 million, respectively. Based on actual Adjusted EBITDA (as defined) for the Healthcare segment for 2019 of $145.0 million, the NEOs earned approximately 89.8% of the PSUs that were subject to fiscal 2019 performance.  With respect to fiscal 2020 performance targets, the performance goals were based on the achievement of total Company Adjusted EBITDA.  The Adjusted EBITDA target was not met for fiscal 2020; therefore, the NEOs did not earn any of the PSUs that were subject to fiscal 2020 performance targets.  After applying weighting to each of fiscal 2019 (two-thirds) and fiscal 2020 (one-third) performance, the aggregate PSUs earned equaled approximately 59.9% of target.  A pro-rated portion of the PSUs granted to Messrs. Janicak and Tramuto and Ms. Flipse vested on their separation date and remained subject to the Company’s actual performance against target through the performance period, and the remainder were forfeited.  The PSUs earned by Messrs. Holland and Wagers will vest on December 31, 2021, subject to the executive’s continued service.

In addition, in order to motivate the achievement of the Company’s expected synergies following the acquisition and integration of Nutrisystem (completed in March 2019), in April 2019, the Committee granted awards consisting of a combination of PSUs and performance cash awards to Messrs. Holland, Wagers, and Janicak and Ms. Flipse (the “Integration Performance Awards”), with approximately 71% of the value of each award consisting of PSUs and 29% of the value consisting of performance cash awards.  The Integration Performance Awards were to be earned only upon the achievement of certain cumulative synergies realized over the period January 1, 2019 through December 31, 2020.  Based on actual cumulative synergies realized of $38.5 million, the NEOs earned Integration Performance Awards equal to 85.3% of the target.  In addition, each of Messrs. Holland, Wagers, and Janicak and Ms. Flipse earned performance cash of $42,650 related to the Integration Performance Award. For each of Mr. Janicak and Ms. Flipse, the Integration Performance Awards vested in full on their separation date and remained subject to the Company’s actual performance against target through the performance period.  For each of Messrs. Holland and Wagers, (i) the PSU portion of the Integration Performance Awards will vest on December 31, 2021, subject to the executive’s continued service, and (ii) the performance cash portion is included in the Non-Equity Incentive Plan column of the Summary Compensation Table and will be paid on April 9, 2021.

President and CEO’s Appointment

Effective June 1, 2020, the Company appointed Mr. Ashworth as President and CEO and as a member of the Board.  In connection with his appointment as President and CEO, we entered into an employment agreement with Mr. Ashworth that provided for the following executive compensation and benefits:

Base Salary: Mr. Ashworth’s annual salary is $900,000.

Short-Term Cash Incentives:  For fiscal year 2020, Mr. Ashworth was eligible to receive an annual cash bonus of up to 100% of base salary, subject to such performance objectives as are mutually agreed to by the parties. Beginning in fiscal year 2021, Mr. Ashworth will participate in the same annual short-term cash incentive program as other executives, with a target value equal to 100% of base salary.

CEO Inducement Award:  To replace compensation forfeited from his former employer and to induce Mr. Ashworth to join the Company, he was awarded 500,000 RSUs vesting 50%, 25%, and 25% on each of the first, second, and third, anniversaries of the grant date, respectively (“CEO Inducement Award”).

Long-Term Incentive Compensation:  In connection with his hiring, on June 1, 2020, Mr. Ashworth was awarded long-term incentives intended as compensation for fiscal years 2020 through 2022, consisting of an equal number of MSUs and RSUs. The compensation consisted of the following:

•

CEO MSU Award: The target number of MSUs is 150,000; the actual number of MSUs that may be earned can be zero or can range from 50% to 300% of the target number of MSUs based on the Company’s three-year cumulative total shareholder return (“TSR”) using a beginning price equal to $9.63 (“CEO MSU Award”), as follows:

Cumulative TSR (1)	Payout as % of Target (2)	Ending VWAP Based on $9.63 VWAP at Grant (3)
<75%	0%	<$16.85
75%	50%	$16.85
100%	100%	$19.26
125%	150%	$21.67
225%	225%	$31.30
325%	300%	$40.93
>325%	300%	>$40.93

(1)	Based on the 20-trading day volume weighted average price (“VWAP”) prior to the start and end of the performance period.
(2)	Payout between performance levels will be interpolated linearly.
(3)	VWAP is defined as the trading volume weighted average price of the Company’s Common Stock over the period of 20 consecutive trading days ending on the end date of the performance period.
•	CEO RSU Award: 150,000 RSUs vesting in three equal annual installments beginning on the first anniversary of the grant date (“CEO RSU Award”).

Relocation: Under Mr. Ashworth’s employment agreement with the Company, the Company was obligated to provide relocation expenses consistent with the Company’s relocation policy for executives and agreed to purchase Mr. Ashworth’s current primary residence at fair market value determined by independent appraisal (in February 2021, the Board determined that Mr. Ashworth is not required to be located in the Nashville, Tennessee metropolitan area, and as a result Mr. Ashworth decided not to relocate or sell his current primary residence).

Tax Services: Mr. Ashworth is entitled to receive reimbursement of up to $20,000 annually for costs incurred in connection with tax services.

Other Benefits: Mr. Ashworth is eligible to participate in benefit plans that are maintained by the Company for senior executive officers generally and is entitled to fringe benefits and perquisites at the same level as those benefits are provided by the Company to senior executive officers generally.

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines require currently employed NEOs to maintain a minimum ownership in the Company’s stock calculated as a multiple of their base salary aligned with their job responsibility (for 2020, at least 3.75 times base salary for Messrs. Ashworth and Tramuto, 2.0 times base salary for Messrs. Holland and Janicak and Ms. Flipse, and 1.2 times base salary for Mr. Wagers). NEOs (excluding Mr. Greczyn who is subject to the stock ownership and retention guidelines for directors) must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all RSUs, PSUs, and MSUs granted until they achieve the required multiple of base salary.  NEOs who do not comply with the guidelines may not be eligible for future equity awards.  All of the currently employed NEOs are currently in compliance with the guidelines.

401(k) Plan

The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as NEOs involves providing a means to save for retirement.  As part of the Company’s Retirement Savings Plan (the “401(k) Plan”), which is based on a calendar year, for part of 2020 the Company matched 60 cents of each dollar of a participant’s voluntary salary contributions (up to a maximum of 6% of base salary).  Effective at the end of July 2020 and continuing through the end of 2020, the Committee suspended the Company matching contribution to the 401(k) Plan to preserve liquidity and manage cash flow in response to the COVID-19 pandemic.  The annual maximum participant voluntary salary contribution, which is established by the Internal Revenue Service, was $19,500 for 2020, plus a “catch-up” contribution limit for those over 50 years old of $6,500.  With respect to the 2020 plan year, all of the Company’s matching contributions were in cash.  Employees are credited with 33 1/3% vesting in Company contributions each year during their first three years of service such that after three years of service, employees are fully vested in all prior and future Company matching contributions to the 401(k) Plan.  Except for Mr. Greczyn, all of the NEOs were eligible to participate in the 401(k) Plan during 2020.

Severance and Change in Control Benefits

The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective executives and compete for executive talent within our industry.  In addition, the Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders.  Although the Committee independently reviews the potential severance and change in control payments in light of their reasonableness as part of negotiating employment agreements or offer letters with our executive officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation because severance payments as a result of a change in control are contingent in nature and have primary purposes unrelated to ordinary compensation.  For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2020, see “Potential Payments Upon Termination or Change in Control of the Company”.

Perquisites and Other Benefits

NEOs are eligible for benefits generally available to and on the same terms as the Company’s employees who are categorized as exempt for purposes of the Fair Labor Standards Act.  Those benefits include health, disability, dental and life insurance. Additionally, in 2020, the Company paid relocation and legal expenses on behalf of Mr. Ashworth. These payments are discussed in the footnotes to the Summary Compensation Table.

Tax Deductibility of Compensation

Prior to the Tax Cuts and Jobs Act enacted in December 2017 (the “Tax Act”), Section 162(m) of the Internal Revenue Code limited the Company’s ability to deduct on its tax return compensation over $1 million to the NEOs, other than the CFO, serving at the end of the year unless, in general, the compensation was paid pursuant to a plan that was performance-related, non-discretionary, and approved by the Company’s stockholders (“performance-based compensation”).

The Tax Act substantially modified Section 162(m) and, among other things, eliminated the performance-based compensation exception to the $1 million deduction limit with respect to taxable years beginning after December 31, 2017.  Accordingly, effective beginning in fiscal 2018, compensation paid to our NEOs (including our CFO) will be subject to the limitations on deductibility under Section 162(m) for any year in which compensation is paid to them (even years following their separation from service), and we will no longer be able to deduct “performance-based compensation” to such officers who receive annual compensation in excess of $1 million. However, the Tax Act provides that awards that were made and subject to binding written contracts in effect on November 2, 2017 are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. The Committee will continue to monitor these awards and Internal Revenue Service guidance to determine whether they are deductible if and when paid.  The Committee has determined, however, that the Company will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if the Committee believes such limitation is not in the best interest of the Company’s stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of the Company’s stockholders.

Compensation Decisions for 2021

For 2021 and beyond, the Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.

2021 Peer Group

In late 2020, FW Cook conducted a review of our peer group in light of our business and size following the anticipated sale of Nutrisystem.  FW Cook applied certain criteria in developing the 2021 Peer Group (as defined below) such as industry sectors, revenues, enterprise value, and our historical peers.  With regard to revenue and enterprise value, FW Cook evaluated comparable companies with revenues ranging from approximately one-fourth to four times our pro-forma annual revenues and favored companies with 12-month average enterprise values ranging from approximately one-fourth to four times our enterprise value.  Our 2021 peer group consists of the following companies (the “2021 Peer Group”), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2021.  The median revenue for the latest four quarters and the median 12-month average enterprise value as of September 30, 2020 for companies in our 2021 Peer Group were $0.6 million and $1.4 billion, respectively.

Addus HomeCare, Inc.	CorVel Corporation	Planet Fitness, Inc.

Allscripts Healthcare Solutions, Inc.	Evolent Health, Inc.	Premier, Inc.

Apollo Medical Holdings, Inc.	HMS Holdings Corp.	Providence Service Corp.

BioTelemetry, Inc.	NextGen Healthcare, Inc.	Tabula Rasa HealthCare, Inc.

Computer Programs and Systems, Inc.	Omnicell, Inc.	U.S. Physical Therapy, Inc.

Following is a summary of compensation decisions with respect to the NEOs for 2021:

Base Salaries

The Base Salary Reduction and Extended Base Salary Reduction concluded on December 31, 2020. In establishing base salaries for 2021, the Committee considered each NEO’s performance and responsibilities, CEO recommendations, internal pay equity, pay relative to the market and the 2021 Peer Group, and date of the last salary increase.  The Committee determined that the NEOs’ base salaries would be equal to the amounts set forth below effective February 22, 2021:

Annualized Base Salary ($000s)

Name	2021 Base Salary	2020 Base Salary (at end of year) (1)	Percentage Increase	Date of Previous Increase
Richard Ashworth	$900	$900	0.0%	n/a
Adam Holland	$424	$412	3.0%	02/2020
Ryan Wagers	$300	$283	5.9%	02/2020
(1)	Amounts exclude the Base Salary Reduction and Extended Base Salary Reduction.

Short-Term Incentive Awards

For 2021, 100% of each NEO’s short-term incentive target is based on Company achievement of financial goals, specifically Adjusted EBITDA. There were no changes to any of the NEOs’ individual short-term incentive targets from the levels established at the end of 2020. The NEOs’ potential award payouts are capped at 200% of the target award amount.

Short-Term Incentive Targets for 2021 (as a percentage of base salary)

Name	Short-term Incentive
Richard Ashworth	100%
Adam Holland	50%
Ryan Wagers	40%

Long-Term Incentive Awards

The Committee granted annual equity awards in March 2021.  Similar to 2020, the Committee designed the LTI program for 2021 such that 50% of the grant date fair value of each NEO’s LTI grant consisted of “premium priced” stock options having an exercise price equal to 110% of the closing price of the Common Stock on the grant date.  The stock options become exercisable on the third anniversary of the grant date.  The remaining 50% of the grant date fair value of each NEO’s LTI grant consisted of RSUs that are subject to vesting in three equal installments over three years.  Mr. Ashworth received an equity award in June 2020 granted as compensation for fiscal years 2020 through 2022 and was not eligible for an annual LTI grant in 2021.

Executive Officers – March 2021

Effective March 31, 2021, the Board appointed each of Tommy Lewis, the Company’s Chief Operating Officer, and Raymond Bilbao, the Company’s Chief Legal Officer, as executive officers of the Company.  As a result, as of March 31, 2021, the executive officers of the Company were Messrs. Ashworth, Holland, Wagers, Lewis, and Bilbao.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Form 10-K.

Respectfully submitted,

Bradley S. Karro, Chair

Robert J. Greczyn, Jr.

Beth M. Jacob

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was composed of Mr. Karro and Ms. Jacob for the entire year.  Mr. Greczyn was a member of the Committee for the entire year except for the period during which he served as the Company’s Interim CEO (February 18, 2020 through May 31, 2020).  In addition, Mr. Shapiro was a member of the Committee from the beginning of the year until the 2020 Annual Meeting of Stockholders (at which time Mr. Shapiro did not stand for re-election to the Board), and Mr. Tully was a member from February 2020 through September 1, 2020 (at which time Mr. Tully resigned from the Board).  Except for Mr. Greczyn, none of these persons has at any time been an officer or employee of the Company or any of the Company’s subsidiaries.  In addition, there are no relationships among the Company’s executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding compensation to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
		(1)		(2)	(2)	(3)	(4)
Richard Ashworth	2020	$421,247	$—	$10,154,429	$—	$900,000	$77,288 (5)	$11,552,964
President and Chief Executive Officer

Adam Holland	2020	$338,186	$—	$669,540	$324,999	$63,787	$9,937	$1,406,449
Chief Financial Officer	2019	$389,231	$—	$874,996	$—	$127,566	$10,364	$1,402,157
	2018	$342,277	$—	$200,015	$200,003	$52,868	$10,015	$805,178

Ryan Wagers	2020	$232,503	$—	$249,155	$87,502	$54,275	$7,385	$630,820
Chief Accounting Officer	2019	$272,365	$10,000	$275,002	$—	$69,314	$10,918	$637,599
	2018	$50,000	$10,000	$22,485	$22,494	$—	$131	$105,110

Mary Flipse	2020	$350,868	$—	$357,482	$—	$—	$950,985 (6)	$1,659,335
Former Chief Legal and Administrative Officer	2019	$406,984	$—	$674,979	$—	$133,385	$51,442	$1,266,790
	2018	$374,265	$—	$—	$—	$57,386	$37,897	$469,548

Robert Greczyn (7)	2020	$355,115	$—	$275,420	$—	$—	$3,413	$633,948
Former Interim Chief Executive Officer

Steve Janicak	2020	$264,584	$—	$558,588	$—	$—	$542,952 (8)	$1,366,124
Former Business Unit President, Healthcare	2019	$429,281	$—	$874,996	$—	$196,566	$6,285	$1,507,128
	2018	$356,677	$—	$99,996	$—	$54,722	$4,102	$515,497

Donato Tramuto	2020	$127,186	$—	$—	$—	$—	$1,943,890 (9)	$2,071,076
Former Chief Executive Officer	2019	$932,885	$—	$3,200,002	$—	$611,486	$32,361	$4,776,734
	2018	$850,000	$—	$—	$—	$260,183	$36,439	$1,146,622

(1)

The amounts reported in this column for fiscal year 2020 for NEOs other than Mr. Tramuto reflect the Base Salary Reduction and the Extended Base Salary Reduction. The grant date fair values of the RSU awards granted to the NEOs in replacement of the reduced salary are included in the Stock Awards column.

(2)

Reflects the aggregate grant date fair value of stock and option awards granted during the respective period calculated in accordance with FASB ASC Topic 718, consistent with our estimate of the aggregate compensation cost to be recognized for performance-based and market-based stock awards assuming 100% of target shares are earned. For additional detail regarding the assumptions used in the calculation of these fair value amounts, see Note 7 to our audited financial statements for the fiscal year ended December 31, 2020, included in the Form 10-K filed with the Commission on March 2, 2021. During 2020, each of the NEOs except Mr. Tramuto received certain RSU awards in connection with the Base Salary Reduction and/or the Extended Base Salary Reduction, as further described in “Compensation Discussion and Analysis”.  The aggregate grant date fair values of such awards included in the table above are as follows: Mr. Ashworth ($113,429), Mr. Holland ($71,010), Mr. Wagers ($48,819), Ms. Flipse ($73,687), Mr. Greczyn ($110,004) and Mr. Janicak ($79,897).

In addition to the RSUs discussed in the preceding paragraph, in 2020, stock awards for Mr. Ashworth included the CEO Inducement Award, which had a grant date fair value of $5,550,000, as well as LTI awards (the CEO RSU Award and the CEO MSU Award) granted as compensation for fiscal years 2020 through 2022, which had an aggregate grant date fair value of $4,491,000.  With respect to the CEO MSU Award, the table above includes the aggregate compensation cost ($2,826,000) to be recognized for the MSU award based on the Monte Carlo valuation of the award.  Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., the maximum potential shares multiplied by the fair value per share of $11.10 on the grant date) is $4,995,000.

In 2019, stock awards for Mr. Holland include $687,501 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Based on actual performance as measured following the end of the performance period, the aggregate compensation cost to be recognized for PSU awards granted to Mr. Holland in 2019 is $443,493.

In 2019, stock awards for Mr. Wagers include $231,249 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Based on actual performance as measured following the end of the performance period, the aggregate compensation cost to be recognized for PSU awards granted to Mr. Wagers in 2019 is $163,915.

In 2019, stock awards for Ms. Flipse include $537,488 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Based on actual performance as measured following the end of the performance period and taking into account the number of PSU awards that were forfeited upon Ms. Flipse’s termination of employment, the aggregate compensation cost recognized for PSU awards granted to Ms. Flipse in 2019 was $271,308.

In 2019, stock awards for Mr. Janicak include $687,501 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Based on actual performance as measured following the end of the performance period and taking into account the number of PSU awards that were forfeited upon Mr. Janicak’s termination of employment, the aggregate compensation cost recognized for PSU awards granted to Mr. Janicak in 2019 was $293,785.

In 2019, stock awards for Mr. Tramuto include $2,399,996 aggregate compensation costs to be recognized for a PSU award assuming 100% would be earned at the end of the two-year performance period. Based on actual performance as measured following the end of the performance period and taking into account the number of PSU awards that were forfeited upon Mr. Tramuto’s termination of employment, the aggregate compensation cost recognized for PSU awards granted to Mr. Tramuto in 2019 was $519,037.

(3)	Non-equity incentive plan compensation includes short-term cash incentive awards and the performance cash component of the Integration Performance Awards.

For 2020, Messrs. Ashworth, Holland, and Wagers earned short-term cash incentive awards of $900,000, $21,137, and $11,625, respectively.  See the section titled “Short-term Cash Incentive Awards” in the “Compensation Discussion and Analysis” section for details on the short-term cash incentive awards.

Also for 2020, each of Messrs. Holland and Wagers earned $42,650 of performance cash related to the Integration Performance Awards. See the section titled “Long-Term Incentive Awards” in the “Compensation Discussion and Analysis” section for details on the Integration Performance Awards.

(4)

The amounts in this column reflect Company contributions to the 401(k) Plan and the NEO’s health savings account, insurance premiums the Company paid with respect to life insurance for the benefit of each NEO, relocation benefits for Mr. Ashworth, legal fees paid on behalf of Mr. Ashworth, and severance and related benefits earned by Messrs. Janicak and Tramuto and Ms. Flipse.

The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

(5)

Includes relocation expenses of $58,634 (primarily related to temporary living expenses) and legal fees of $16,051 paid by the Company on behalf of Mr. Ashworth.  In February 2021, the Board determined that Mr. Ashworth is not required to be located in the Nashville, Tennessee metropolitan area, and as a result Mr. Ashworth decided not to relocate or sell his current primary residence.

(6)	Includes severance and related benefits, including the short-term cash incentive award and the performance cash component of the Integration Performance Award, of $939,749.
(7)

Includes compensation received by Mr. Greczyn for his service as director as follows: (i) the Salary column includes $17,500 representing fees earned or paid in cash, and (ii) the Stock Awards column includes $165,417 representing the aggregate grant date fair value of RSUs granted during 2020.

(8)	Includes severance and related benefits, including the short-term cash incentive award and the performance cash component of the Integration Performance Award, of $540,680.
(9)	Includes severance and related benefits, including the short-term cash incentive award, of $1,936,171.

Grants of Plan-Based Awards in 2020

The following table sets forth the plan-based awards granted to the Company’s NEOs during 2020.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities of	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Type (1)	Grant Date	Grant Approval Date	Threshold ($)	Target ($)	Max- imum ($)	Threshold (#)	Target (#)	Max- imum (#)	Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards ($)
										(4)	(5)		(6)
Richard Ashworth (7)	STC			$—	$900,000	$900,000

Richard Ashworth	MSU	06/01/20	05/20/20				75,000	150,000	450,000				$2,826,000

Richard Ashworth	RSU	06/01/20	05/20/20							150,000			$1,665,000

Richard Ashworth	RSU	06/01/20	05/20/20							500,000			$5,550,000

Richard Ashworth	RSU	08/24/20	06/29/20							6,887			$113,429

Adam Holland (7)	STC			$—	$21,137	$21,137

Adam Holland	RSU	03/09/20	03/04/20							30,769			$273,536

Adam Holland	RSU	05/11/20	04/14/20							3,664			$34,332

Adam Holland	RSU	08/24/20	06/29/20							2,227			$36,679

Adam Holland	RSU	11/10/20	10/29/20							21,311			$324,993

Adam Holland	NQ	11/10/20	10/29/20								39,634	$16.78	$324,999

Ryan Wagers (7)	STC			$—	$11,625	$11,625

Ryan Wagers	RSU	03/09/20	03/04/20							12,692			$112,832

Ryan Wagers	RSU	05/11/20	04/14/20							2,519			$23,603

Ryan Wagers	RSU	08/24/20	06/29/20							1,531			$25,216

Ryan Wagers	RSU	11/10/20	10/29/20							5,738			$87,505

Ryan Wagers	NQ	11/10/20	10/29/20								10,671	$16.78	$87,502

Mary Flipse (7)	STC			$—	$21,929	$21,929

Mary Flipse	RSU	03/09/20	03/04/20							31,923			$283,795

Mary Flipse	RSU	05/11/20	04/14/20							3,802			$35,625

Mary Flipse	RSU	08/24/20	06/29/20							2,311			$38,062

Robert Greczyn	RSU	05/11/20	04/14/20							11,740			$110,004

Robert Greczyn (8)	RSU	06/03/20								9,786			$109,995

Robert Greczyn (8)	RSU	06/03/20	04/14/20							2,113			$23,750

Robert Greczyn (8)	RSU	08/24/20	06/29/20							1,923			$31,672

Steve Janicak (7)	STC			$—	$24,805	$24,805

Steve Janicak	RSU	03/09/20	03/04/20							53,846			$478,691

Steve Janicak	RSU	05/11/20	04/14/20							4,122			$38,623

Steve Janicak	RSU	08/24/20	06/29/20							2,506			$41,274

Donato Tramuto (7)	STC			$—	$15,898	$15,898

(1)	STC: Represents cash awards under the short-term cash incentive program discussed in footnote (7) below.

MSU: Represents MSUs granted under the Second Amended and Restated 2014 Plan.

RSU: Represents RSUs granted under the Second Amended and Restated 2014 Plan and the CEO Inducement Award granted to Mr. Ashworth (see footnote (4) below).

NQ: Represents non-qualified stock options granted under the Second Amended and Restated 2014 Plan.

(2)	Non-equity incentive plan awards include short-term cash incentive awards. These columns set forth the target and maximum payouts for performance under these awards.

Under the short-term cash incentive program, potential bonus payouts range from 0% to 12.5% of the target.  There was no threshold amount for the short-term cash incentive awards.  See the section titled “Short-term Cash Incentive Awards” in the “Compensation Discussion and Analysis” section for details of actual payouts compared to the target.

(3)

MSUs granted to Mr. Ashworth vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period. If annualized TSR for the three-year performance period equals at least 325%, Mr. Ashworth can earn additional shares of Common Stock equal to 300% of the target shares. Accordingly, the amounts shown in the “Maximum” column above reflect 300% of the target shares.

(4)

Except for the CEO Inducement Award, which was granted outside of the Second Amended and Restated 2014 Plan as an inducement award in accordance with Nasdaq Stock Market Rule 5635(c)(4), all awards were granted under the Second Amended and Restated 2014 Plan.  The CEO Inducement Award vests 50% on the first anniversary of the grant date and 25% on each of the second and third anniversaries of the grant date.  The CEO RSU Award vests in three equal installments on each of the first three anniversaries of the grant date.  Retention RSUs granted on March 9, 2020 vest two-thirds on March 9, 2021 and one-third on September 9, 2021. Salary Reduction RSUs granted on May 11, 2020, June 3, 2020, and August 24, 2020 vest on the one-year anniversary of the grant date. RSUs granted on November 10, 2020 vest in equal installments on the 12-month, 18-month and 30-month anniversaries of the grant date. RSUs granted to Mr. Greczyn on June 3, 2020 vest as follows: (i) 9,786 RSUs vest on the earlier of the one-year anniversary of the grant date or the date of the next annual meeting of stockholders; and (ii) 2,113 RSUs vest on the one-year anniversary of the grant date.

(5)	Stock options granted on November 10, 2020 vest on the 30-month anniversary of the grant date.
(6)

These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  These amounts are reflected in the Summary Compensation Table in the “Stock Awards” and “Option Awards” columns.

(7)

For fiscal year 2020, Mr. Ashworth was eligible to receive an annual cash bonus of up to 100% of base salary, subject to such performance objectives as are mutually agreed to by the parties. Under the 2020 short-term cash incentive program, each of Mr. Holland and Ms. Flipse was eligible to receive an award up to 50% of his or her base earnings, Mr. Janicak was eligible to receive an award up to 75% of his base earnings, Mr. Wagers was eligible to receive an award up to 40% of his base earnings and Mr. Tramuto was eligible to receive an award up to 100% of his base earnings.  However, in light of the multiple challenges associated with the COVID-19 pandemic that the Company was navigating during 2020, as of the date that the short-term incentive awards were granted, each of the target and maximum short-term incentive award payout that the eligible NEO could earn for 2020 was limited to 12.5% of his or her annual short-term cash incentive target amount. If the specified Adjusted EBITDA target was reached, each eligible NEO (excluding Mr. Ashworth) would receive a payout equal to 12.5% of his or her annual short-term cash incentive target, which was also the maximum payout for such NEO. Mr. Greczyn served as interim CEO from February 18, 2020 through May 31, 2020 and was not eligible for a short-term incentive award.  See the section titled “Short-term Cash Incentive Awards” in the “Compensation Discussion and Analysis” section for a detailed discussion of targets and actual payouts.

(8)	Such award was granted to Mr. Greczyn in respect of his service as a member of the Board.

Compensation Programs for Fiscal 2020

As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our 2020 executive compensation program were base salary, short-term cash incentive compensation, LTI awards, and awards under retirement plans.  For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding stock options, MSUs, RSUs, and PSUs held by the NEOs as of December 31, 2020.

	OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Richard Ashworth	—	—	—	—	—

Adam Holland	6/15/18	7,273	3,637 (1)	$34.42	6/15/28
	11/10/20	—	39,634 (2)	$16.78	11/10/27

Ryan Wagers	10/17/18	844	422 (1)	$33.36	10/17/28
	11/10/20	—	10,671 (2)	$16.78	11/10/27

Mary Flipse	7/19/12	10,000	—	$9.29	3/31/21
	2/28/13	13,568	—	$12.85	3/31/21

Robert Greczyn	—	—	—	—	—

Steve Janicak	—	—	—	—	—

Donato Tramuto	—	—	—	—	—

(1)	Options vest in three equal annual installments on each of the first three anniversaries of the grant date.

(2)	Options vest in full on May 10, 2023.

Stock options granted as part of the Company’s LTI program have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant or, in the case of premium-priced options, equal to 110% of the closing price of the Company’s common stock on the grant date. The options generally vest over or at the end of three years based on service conditions and expire seven or ten years from the date of grant.

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			(3)		(3)
Richard Ashworth	6/1/20			150,000 (4)	$2,938,500
	6/1/20	150,000 (5)	$2,938,500
	6/1/20	500,000 (6)	$9,795,000
	8/24/20	6,887 (7)	$134,916

Adam Holland	6/15/18	1,937 (5)	$37,946
	4/11/19	16,546 (8)	$324,136
	4/11/19	6,140 (5)	$120,283
	4/15/19	5,163 (9)	$101,143
	3/9/20	30,769 (10)	$602,765
	5/11/20	3,664 (7)	$71,778
	8/24/20	2,227 (7)	$43,627
	11/10/20	21,311 (11)	$417,482

Ryan Wagers	10/17/18	225 (5)	$4,408
	4/11/19	3,861 (8)	$75,637
	4/11/19	1,433 (5)	$28,072
	4/15/19	4,131 (9)	$80,926
	3/9/20	12,692 (10)	$248,636
	5/11/20	2,519 (7)	$49,347
	8/24/20	1,531 (7)	$29,992
	11/10/20	5,738 (11)	$112,407

Mary Flipse	—	—	—	—	—

Robert Greczyn (12)	6/3/20	9,786 (13)	$191,708
	6/3/20	2,113 (7)	$41,394
	8/24/20	1,923 (7)	$37,672

Steve Janicak	—	—	—	—	—

Donato Tramuto	—	—	—	—	—

(3)

Market value was calculated by multiplying the number of shares underlying the award in the previous column that have not vested as of December 31, 2020 times the closing price of the Common Stock on December 31, 2020 of $19.59 per share.

(4)

Award represents the target number of MSUs granted under the Second Amended and Restated 2014 Plan. Award vests at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period from the grant date.

(5)	RSU award vests in three equal annual installments on each of the first three anniversaries of the grant date.
(6)	RSU award vests 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 25% on the third anniversary of the grant date.
(7)	RSU award vests 100% on the first anniversary of the grant date.

(8)

Award represents PSUs granted under the Second Amended and Restated 2014 Plan. PSUs are scheduled to vest on December 31, 2021 only upon achievement of metrics based on Adjusted EBITDA for each of the years ended December 31, 2019 and 2020. As the performance period is complete, the amount shown reflects the shares earned based on actual performance. Based on actual performance, 59.9% of the performance target was achieved. Therefore, 40.1% of this award was not earned, will not vest, and has been excluded from the amount shown.

(9)

Award represents an Integration Performance Award granted in the form of PSUs under the Second Amended and Restated 2014 Plan. Award vests on December 31, 2021 only upon achievement of metrics based on Cumulative Synergies (as defined in the applicable award agreement). As the performance period is complete, the amount shown reflects the shares earned based on actual performance. Based on actual performance, 85.3% of the performance target was achieved. Therefore, 14.7% of this award was not earned, will not vest, and has been excluded from the amount shown.

(10)	Represents a retention award of RSUs that will vest two-thirds on March 9, 2021 and one-third on September 9, 2021.
(11)	RSU award vests one-third on each of the following dates: November 10, 2021; May 10, 2022; and May 10, 2023.
(12)	Each of the awards in the table above was granted to Mr. Greczyn in respect of his service as a member of the Board.
(13)	RSU award vests on the earlier of (i) the first anniversary of the grant date, or (ii) the first annual meeting of the stockholders of Tivity Health that occurs after the grant date.

PSUs granted as part of the Company’s LTI program have a multi-year performance period and vest approximately two or three years from the grant date. MSUs granted as part of the Company’s LTI program vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period.

Option Exercises and Stock Vested in 2020

The following table provides information regarding the vesting of RSUs and PSUs during 2020, and the exercise of stock options by our NEOs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Richard Ashworth	—	$—	—	$—

Adam Holland	—	$—	7,205	$63,211

Ryan Wagers	—	$—	941	$8,126

Mary Flipse	—	$—	55,790	$1,063,461

Robert Greczyn	—	$—	10,011	$103,629

Steve Janicak	—	$—	78,617	$1,302,284

Donato Tramuto	—	$—	38,590	$798,805

(1)	The value realized upon vesting is calculated based on the closing price of our Common Stock on the applicable vesting date. Such value may differ from the actual value realized upon distribution.

Employment Agreement for Mr. Ashworth

In connection with Mr. Ashworth’s appointment as President and Chief Executive Officer effective June 1, 2020, the Company entered into an employment agreement with Mr. Ashworth dated May 20, 2020 (the “CEO Agreement”). Pursuant to the CEO Agreement, Mr. Ashworth is entitled to receive the compensation and benefits described under “Compensation Discussion and Analysis—President and CEO’s Appointment” above.

The term of the CEO Agreement expires on June 1, 2023 and renews for successive one-year periods thereafter, unless either party gives written notice to the other party of its intention not to renew the CEO Agreement at least 90 days prior to the end of the then current term. A non-renewal of the CEO Agreement by the Company will be treated as a termination without “cause”, and a non-renewal of the Employment Agreement by Mr. Ashworth will be treated as a termination without “good reason.”

In the event that Mr. Ashworth’s employment is terminated by the Company without “cause” or by Mr. Ashworth for “good reason,” in addition to any accrued but unpaid benefits or obligations as of the date of termination, Mr. Ashworth will be entitled to (i) continued payment of base salary then in effect for 24 months, (ii) a pro rata portion of any annual bonus for the fiscal year in which such termination occurs, based on actual performance, and (iii) a lump sum payment equal to the Company’s estimated obligation for its share of premiums for group health continuation coverage for 24 months.

In the event that Mr. Ashworth’s employment is terminated by the Company without “cause” or by Mr. Ashworth for “good reason” within 12 months following a “change in control” (as defined in the CEO Agreement), in addition to any accrued but unpaid benefits or obligations as of the date of termination and a pro rata portion of any annual bonus for the fiscal year in which such termination occurs, based on the greater of target or actual performance, Mr. Ashworth will be entitled to a lump sum payment equal to (i) the base salary then in effect for a total of 30 months, (ii) a bonus in respect of the greater of (x) the year prior to the occurrence of the change in control and (y) the year in which the termination occurs, and (iii) the Company’s estimated obligation for its share of premiums for group health continuation coverage for 24 months.

In the event of termination of Mr. Ashworth’s employment, the vesting, settlement, and exercisability (if applicable) of all equity incentive awards held by Mr. Ashworth at the time of termination will be governed by the terms of the applicable award agreements.  For 24 months following the termination of Mr. Ashworth’s employment for any reason, he will be subject to confidentiality, non-competition, and non-solicitation restrictions.

Employment Agreements for Currently Employed NEOs

Messrs. Ashworth and Holland are currently employed pursuant to written employment agreements with the Company effective on the following dates:

•	Mr. Ashworth – May 20, 2020
•	Mr. Holland – May 22, 2017

Collectively, the employment agreements with Messrs. Ashworth and Holland are referred to as the “NEO Employment Agreements”.  The employment of Mr. Wagers was subject to an offer of employment letter executed on September 14, 2018 (the “Wagers Offer Letter”), which does not contain a stated term, constituting at-will employment.  Collectively, Messrs. Ashworth, Holland, and Wagers are referred to as the “Currently Employed NEOs.”

Mr. Holland’s employment agreement provides for an initial term of one year (which expired on June 14, 2018) and thereafter renews for continuous periods of one year each.

Each NEO Employment Agreement and the Wagers Offer Letter provides for an annual base salary as well as participation in all applicable benefit plans maintained by the Company. Base salary payable under each NEO Employment Agreement is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable.  The NEO Employment Agreements and Wagers Offer Letter generally provide for the participation of each NEO in short-term and long-term incentive awards, if any, as determined by the Board, or a committee thereof comprised solely of independent directors.  The NEO Employment Agreements and Wagers Offer Letter also provide for certain potential severance and change in control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” below.

Employment Agreements and Termination Events for Formerly Employed NEOs

Mr. Tramuto and Ms. Flipse were employed pursuant to written employment agreements with the Company effective on the following dates, which agreements are described in more detail below:

•	Mr. Tramuto – August 3, 2015 (as amended and restated on March 18, 2019)
•	Ms. Flipse – July 29, 2012

The employment of Mr. Janicak was subject to an offer of employment letter executed on August 25, 2016 (the “Janicak Offer Letter”) and a Change of Control Agreement, dated September 13, 2016 (the “Janicak Change of Control Agreement”).  The employment agreement for Ms. Flipse had a continuous term of two years.  The Janicak Offer Letter did not contain a stated term, constituting at-will employment.

The employment with the Company of each of Mr. Tramuto, Ms. Flipse, and Mr. Janicak was terminated effective February 18, 2020, December 31, 2020, and August 31, 2020, respectively.  Mr.

Greczyn was appointed to serve as Interim CEO effective February 18, 2020 and was not employed pursuant to an employment agreement.  His employment with the Company ended on May 31, 2020 in connection with Mr. Ashworth’s appointment as President and CEO effective June 1, 2020.

Collectively, Messrs. Tramuto, Janicak, and Greczyn and Ms. Flipse are referred to as the “Formerly Employed NEOs”.

Potential Payments Upon Termination or Change in Control of the Company

Potential payments for each of the Currently Employed NEOs upon termination or a change in control of the Company are discussed below.  The actual payments upon termination of the Formerly Employed NEOs are discussed at the end of this section.

Each of the NEO Employment Agreements contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period up to 24 months thereafter (in the case of Mr. Ashworth) or 12 months thereafter (in the case of Mr. Holland).  The NEO Employment Agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the NEO.  The employment of the Currently Employed NEOs also could have been terminated as of December 31, 2020 under the following circumstances:

1)	Involuntary without Cause – the Company may terminate each NEO’s employment without cause at any time by delivery of a written notice of termination to the executive.
2)	Voluntary for Good Reason – the NEO may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:
a.

a material reduction in the NEO’s base salary unless such reduction is part of an across the board reduction affecting all Company executives with a comparable role or title, in the case of Messrs. Holland and Wagers; or, in the case of Mr. Ashworth, a reduction in his base salary unless such reduction is part of an across the board reduction affecting all senior officers of the Company;

b.

a requirement by the Company to relocate the NEO to a location that is more than 25 miles from the location of the NEO’s current office (except for relocation to the Nashville, Tennessee metropolitan area in the case of Mr. Ashworth), and, in the case of Mr. Wagers, a requirement by the Company to relocate his residence, unless such relocation is mutually agreed upon by him and Company;

c.

in connection with a change in control (as defined below), the failure by the successor or the Company’s Board to honor the NEO’s employment agreement or offer such NEO an employment agreement containing substantially similar or otherwise satisfactory terms, in the case of Messrs. Ashworth and Holland; or

d.

in the case of Mr. Ashworth, a material reduction in his title, or a material and adverse change in his status and responsibilities, or the assignment to him of duties or responsibilities which are materially inconsistent with his title and responsibilities, including following a change in control, if Mr. Ashworth no longer serves as the CEO of the acquiring or successor company reporting to the board of directors (or other governing body) of such entity.

Upon receipt of an NEO’s written notice that one or more of the above-identified events has occurred, the Company shall have a 60-day period to cure the good reason event. If such event is cured, the NEO shall no longer have the right to resign for Good Reason.

3)	Involuntary for Cause
a.

the Company may, at any time, terminate the employment of Mr. Ashworth by delivery of a written notice of termination to Mr. Ashworth specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

i.	continued failure by Mr. Ashworth to substantially perform his duties after written notice and failure to cure within 60 days;
ii.

conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage Mr. Ashworth’s ability to effectively perform his duties; or

iii.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.
b.

the Company may, at any time, terminate the employment of Messrs. Holland or Wagers by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

i.	continued failure by the NEO to substantially perform his duties after written notice and failure to cure within 60 days;
ii.

conviction of a felony (or arrest relating to a felony, in the case of Mr. Wagers) or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage the NEO’s ability to effectively perform his duties;

iii.	theft or dishonesty by the NEO;
iv.	intoxication while on duty; or
v.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.
4)

Voluntary without Good Reason – each NEO may terminate his employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of such executive’s resignation, except that such advance notice provision does not apply with respect to Mr. Wagers.

5)	Change in Control – “Change in control” is defined in each of the NEO Employment Agreements as any of the following events:
(i)

when any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% (or 50%, in the case of the CEO Agreement) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(ii)

as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction.
6)

Involuntary Without Cause or Voluntary for Good Reason On or Within 12 Months Following a Change in Control – each NEO Employment Agreement entitles the NEO to severance benefits in connection with a termination of his employment within 12 months following a change in control for good reason or in the event the Company terminates such NEO’s employment within 12 months following a change in control without cause, except that in the case of Mr. Ashworth, the preceding provisions apply if the termination of his employment occurs upon or within 12 months following a change in control.

7)	Disability – the NEO Employment Agreements may be terminated by either the NEO or the Company upon written notice to the other party when:
a.	the NEO suffers a physical or mental disability entitling the NEO to long-term disability benefits under the Company’s long-term disability plan, if any, or
b.

in the absence of a Company long-term disability plan, the NEO is unable, as reasonably determined by the Board, or any designated Committee of the Board (or, in the case of Mr. Holland’s agreement, as determined by the Company) to perform the essential functions of the NEO’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

8)	Death – each NEO’s employment terminates upon his death.
9)

Retirement – under the Second Amended and Restated 2014 Plan, “normal retirement” occurs upon the retirement from active employment of the NEO on or after the date upon which the NEO reaches the age of 65.

Under the Second Amended and Restated 2014 Plan, “early retirement” occurs where (i) the sum of the NEO’s age plus years of employment at the Company as of the proposed retirement date is equal to or greater than 70, (ii) the NEO has given written notice to the Company at least one year prior to the proposed early retirement date of his intent to retire and (iii) the CEO has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the CEO does not approve the request for early retirement or the CEO is the NEO giving notice of his intent to retire, then in both cases, the Compensation Committee shall make the determination of whether to approve or disapprove such request.

None of the Currently Employed NEOs were eligible for normal or early retirement at December 31, 2020 based on the terms of the Second Amended and Restated 2014 Plan or the award agreements.  Consequently, no information is provided with respect to any of the NEOs for amounts payable in connection with a normal or early retirement.

Following is the treatment of outstanding equity awards upon certain events:

•

Death or Disability - Generally, all outstanding equity awards granted to NEOs fully vest in the event of death or disability; provided, however, that (i) in the case of unvested RSUs awarded in connection with the CEO RSU Award, the number of RSUs scheduled to vest on the nearest future vesting date will be accelerated to vest, and all RSUs that have not vested following such acceleration will be forfeited; (ii) in the case of the CEO MSU Award, a number of MSUs will vest equal to the product of (x) a fraction, the numerator of which is the number of full calendar months during the performance period that the CEO was employed by the Company, and the denominator of which is 36, multiplied by (y) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period (i.e., based on actual performance); (iii) in the case of unvested PSUs awarded in connection with the Integration Performance Awards, such unvested awards will be forfeited; and (iv) for all other PSUs not related to the Integration Performance Awards, the actual number of PSUs earned will vest.

•

Change in Control - All outstanding, unvested equity awards granted to NEOs will not vest upon the occurrence of a change in control unless the acquirer does not assume the outstanding equity awards (or, in the case of stock options granted under the Second Amended and Restated 2014 Plan, substitute an equivalent award). In the event the acquirer does not assume the awards:

o	RSUs granted under the Second Amended and Restated 2014 Plan will vest in full;

o	PSUs will vest as follows:

•	if the change in control occurs after the end of the performance period, the actual number of PSUs earned will vest; and

•

if the change in control occurs prior to the end of the performance period, the number of PSUs that will vest will be equal to the greater of (x) the target number of PSUs or (y) the actual number of PSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of the change in control) were in fact achieved on the end date of the performance period, as adjusted and determined by the Committee in its sole discretion.  As of December 31, 2020, the performance period was complete for all unvested PSUs;

o

MSUs will vest based on the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of the change in control) were in fact achieved on the end date of the performance period; and

o

at the discretion of the Committee, stock options granted under the Second Amended and Restated 2014 Plan may be accelerated, purchased for cash, or otherwise adjusted as the Committee deems appropriate.

In the event the acquirer assumes the equity awards, these equity awards will only be entitled to accelerated vesting if:

o	the NEO is involuntarily terminated, other than for cause, within 12 months following the occurrence of the change in control;

o	the NEO terminates for good reason within 12 months following the change in control; or

o

in the case of RSUs and stock options granted under the Second Amended and Restated 2014 Plan, the NEO’s employment has previously terminated by reason of retirement as of the date of the change in control.

Following the occurrence of any of these triggering events, (i) RSUs and stock options will become fully vested (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or equity award agreement, if applicable), (ii) the number of PSUs that will vest (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or PSU award agreement, if applicable) will be equal to the actual number of PSUs earned pursuant to the performance goals set forth in the award agreement, and (iii) the number of MSUs that will vest (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or MSU award agreement, if applicable) will be equal to the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of the change in control) were in fact achieved on the end date of the performance period.

•

Normal or Early Retirement - Following a termination in connection with normal or early retirement, unvested equity awards (other than the CEO Inducement Award, CEO RSU Award, and CEO MSU Award) generally will not be forfeited but will continue vesting in accordance with the applicable award agreements; provided, however, that (i) upon a change in control, some equity awards will become fully vested if the executive has retired as of the date of a change in control event (as discussed above), and (ii) in the case of unvested PSUs awarded in connection with the Integration Performance Awards, such unvested awards will be forfeited.

•	Without Cause or for Good Reason - In the event the NEO’s employment is terminated without cause or if the NEO resigns for good reason (as defined in his/her employment agreement):
o

For all unvested RSU and stock option awards granted prior to April 2019, a pro rata portion of the RSUs or stock options will vest (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or award agreement, if applicable) based on the number of months that the NEO was employed during the vesting period (less any RSUs or stock options from the same award that have previously vested).

o

For unvested RSUs granted in April 2019 through December 2019, a portion will vest on the date of termination equal to the number of shares that were scheduled to vest on the next soonest vesting date (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or award agreement, if applicable).

o

For the Retention RSUs granted in March 2020, unvested RSU awards will vest in full (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or, in the absence of an employment agreement, in a form acceptable to the Company).

o

For the Salary Reduction RSUs granted in May 2020 and August 2020, unvested RSU awards will vest in full if the termination date is on or after December 31, 2020 (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or, in the absence of an employment agreement, in a form acceptable to the Company).

o	For the CEO Inducement Award granted in June 2020, unvested RSU awards will vest in full (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement).
o

For the CEO RSU Award granted in June 2020, a portion of the unvested RSUs will vest on the date of termination equal to the number of shares that were scheduled to vest on the next soonest vesting date (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement).

o

For the CEO MSU Award granted in June 2020, unvested MSU awards will vest on a pro rata basis (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement) based on the number of whole months that the NEO was employed during the performance period multiplied by the actual number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

o

For unvested RSU and stock option awards granted in November 2020, a pro rata portion of the RSUs or stock options will vest (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or award agreement, if applicable) based on the number of days that the NEO was employed during the vesting period (less any RSUs or stock options from the same award that have previously vested).

o

Except for Integration Performance Awards, unvested PSU awards will vest on a pro rata basis (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or, in the absence of an employment agreement, in a form acceptable to the Company) based on the number of whole months that the NEO was employed during the performance period multiplied by the actual number of PSUs earned during the performance period based on the achievement factor of 59.89% of target.  With respect to the Integration Performance Awards, the NEO remains entitled to earn the PSUs based on the Company’s actual performance over the performance period, which was equal to 85.3% of target.

The following tables reflect the potential payments to be made by the Company to each of the Currently Employed NEOs upon termination or a change in control of the Company. The actual payments upon termination of the Formerly Employed NEOs are discussed at the end of this section. These benefits are in excess of those usually provided to salaried employees.  The payment amounts assume an effective change in control date or termination date of December 31, 2020.  These amounts include earnings through the effective change in control date or termination date and are estimates of compensation that would be paid to the NEOs at the time of change in control or termination.  The exact amounts of compensation can only be determined on the actual date that each NEO separates from the Company or that there is a change in control of the Company.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the NEOs separate for reasons of death or disability. If any of the Currently Employed NEO’s employment had terminated as of December 31, 2020 due to death as a result of natural causes, the beneficiaries of Messrs. Ashworth, Holland, and Wagers would have received a lump sum payout from a third-party insurance provider of $750,000, $1,750,000, and $425,000, respectively.  In the event of an accidental death, the beneficiaries for Messrs. Ashworth, Holland, and Wagers would have received an additional $750,000, $1,750,000, and $425,000, respectively, in a lump sum payout from a third-party insurance provider. If the NEOs’ employment had terminated as of December 31, 2020 due to disability, each of the Currently Employed NEOs would have been entitled to receive a monthly benefit of $12,000 until approximately age 67 from a third-party insurance provider.  This benefit could be offset by other sources of income, such as Social Security or other disability benefits.

Richard Ashworth, Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Ashworth if his employment had terminated on December 31, 2020. The amounts in the table below assume execution of full release of claims in favor of the Company.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/20		Involuntary For Cause on 12/31/20		Voluntary Without Good Reason on 12/31/20
Cash Severance	$1,800,000	(1)	$—		$—
Group Medical Benefits	25,446	(3)	—		—
Annual Incentive Award	600,000	(4)	—		—	(4)
Restricted Stock Units	10,909,416	(5)	—		—
Market Stock Units	555,788	(5)	—	(5)	—	(5)
Total	$13,890,650		$—		$—

	Change in Control on 12/31/20		Involuntary Without Cause or Voluntary For Good Reason On or Within 12 Months following a Change in Control on 12/31/20		Disability on 12/31/20		Death on 12/31/20
Cash Severance	$—		$2,250,000	(2)	$1,800,000	(6)(1)	$—
Group Medical Benefits	—		25,446	(3)	25,446	(3)	—
Annual Incentive Award	600,000	(4)	1,500,000	(4)	600,000	(4)	600,000	(4)
Restricted Stock Units	12,868,416	(5)	12,868,416	(5)	10,909,416	(5)	10,909,416	(5)
Market Stock Units	2,858,357	(5)	2,858,357	(5)	555,788	(5)	555,788	(5)
Total	$16,326,773		$19,502,219		$13,890,650		$12,065,204

(1)	Represents 24 months of NEO’s base salary to be paid periodically at the regular payroll dates commencing as of the date of termination.
(2)

Represents 30 months of NEO’s base salary to be paid in a lump sum following the NEO’s termination.  Following a change in control, the payments would be paid in a lump sum no later than 30 days following the date of termination.

(3)	Represents 24 months of the Company’s portion of premiums for group medical benefits to be paid in a lump sum no later than 30 days following the date of termination.
(4)

Following a termination (a) without cause, (b) for good reason, or (c) because of disability, the NEO was entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Following a termination because of death, the NEO was entitled to any earned, but unpaid, short-term incentive as of the date of termination.  Following a termination without cause or for good reason on or within 12 months following a change in control, the NEO was entitled to receive (i) a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination, measured at the greater of target or actual Company performance, plus (ii) an amount equal to the greater of actual bonus for the year in which the termination occurs or actual bonus for the year prior to the occurrence of the change in control.  For 2020, the NEO earned a short-term incentive award of $900,000 based on achievement of individual performance objectives, of which $300,000 was paid in September 2020 and the remaining $600,000 was paid at the same time as the other NEOs (March 12, 2021).  The short-term incentive award program for the other NEOs for 2020 provided that all eligible individuals were required to be employed on the date of payment in order to receive the award.  Therefore, the table above assumes that if the NEO had terminated his employment without good reason on December 31, 2020, he would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2020, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2020. No additional bonus amounts would be paid during the severance period.

(5)

Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs, MSUs, and other unvested equity incentives would be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the closing price of the Common Stock on December 31, 2020 of $19.59 per share.

(6)

Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO’s disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

Adam Holland, Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Holland.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/20		Involuntary For Cause on 12/31/20		Voluntary Without Good Reason on 12/31/20
Cash Severance	$412,000	(1)(8)	$—		$15,846	(2)
Group Medical Benefits	12,724	(3)(8)	—		489	(2)
Annual Incentive Award	21,137	(4)	—		—	(4)
Stock Options	6,351	(5)	—		—
Restricted Stock Units	821,076	(5)(8)	—		—
Performance Stock Units	317,240	(5)(8)	—		—
Performance Cash	42,650	(9)	—		—
Additional Severance	—		206,000	(6)(8)	—
Total	$1,633,178		$206,000		$16,335

	Change in Control on 12/31/20		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/20		Disability on 12/31/20		Death on 12/31/20
Cash Severance	$—		$412,000	(1)	$412,000	(1)(7)(8)	$—
Group Medical Benefits	—		12,724	(3)	12,724	(3)	—
Annual Incentive Award	21,137	(4)	21,137	(4)	21,137	(4)	21,137	(4)
Stock Options	111,372	(5)	111,372	(5)	111,372	(5)	111,372	(5)
Restricted Stock Units	1,293,880	(5)	1,293,880	(5)	1,293,880	(5)	1,293,880	(5)
Performance Stock Units	425,279	(5)	425,279	(5)	324,136	(5)	324,136	(5)
Performance Cash	42,650	(9)	42,650	(9)	—		—
Total	$1,894,318		$2,319,042		$2,175,249		$1,750,525

(1)

Represents 12 months of NEO’s base salary to be paid at regular payroll dates commencing within 60 days following the date of termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.
(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 12 months following the NEO’s termination.
(4)

Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  The short-term incentive award program for 2020 provided that all eligible individuals were required to be employed on the date of payment (March 12, 2021) in order to receive the award.  Therefore, if the NEO had terminated his employment without good reason on December 31, 2020, he would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2020, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2020. No additional bonus amounts would be paid during the severance period.

(5)

Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, unvested RSUs, and unvested PSUs will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control and, in the case of stock options, the Committee exercises its discretion to accelerate the vesting of such stock options.  For stock options, the values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2020 of $19.59 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2020.  For RSUs and PSUs, the values in the table are based upon the closing price of the Common Stock on December 31, 2020 of $19.59 per share. PSUs reflect actual performance since the performance period is complete.

(6)	Represents six months of the NEO’s base salary to be paid at regular payroll dates commencing within 60 days following the NEO’s termination.
(7)

Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO’s disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(8)	Assumes execution of full release of claims in favor of the Company.
(9)	Represents the performance cash earned in connection with the Integration Performance Awards.

Ryan Wagers, Chief Accounting Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Wagers.  The amounts in the table below assume execution of full release of claims in favor of the Company.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/20		Involuntary For Cause on 12/31/20	Voluntary Without Good Reason on 12/31/20
Cash Severance	$283,250	(1)	$—	$—
Group Medical Benefits	12,724	(2)	—	—
Annual Incentive Award	11,625	(3)	—	—	(3)
Stock Options	1,708	(4)	—	—
Restricted Stock Units	349,153	(4)	—	—
Performance Stock Units	131,351	(4)	—	—
Performance Cash	42,650	(5)	—	—
Total	$832,461		$—	$—

	Change in Control on 12/31/20		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/20		Disability on 12/31/20		Death on 12/31/20
Cash Severance	$—		$283,250		$—		$—
Group Medical Benefits	—		12,724	(2)	—		—
Annual Incentive Award	11,625	(3)	11,625	(3)	—	(3)	—	(3)
Stock Options	29,986	(4)	29,986	(4)	29,986	(4)	29,986	(4)
Restricted Stock Units	472,863	(4)	472,863	(4)	472,863	(4)	472,863	(4)
Performance Stock Units	156,563	(4)	156,563	(4)	75,637	(4)	75,637	(4)
Performance Cash	42,650	(5)	42,650	(5)	—		—
Total	$713,687		$1,009,661		$578,486		$578,486

(1)	Represents 12 months of NEO’s base salary to be paid at regular payroll dates following the NEO’s termination.

(2)	Represents the Company’s portion of premiums for group medical benefits to be paid for 12 months following the NEO’s termination.
(3)

Following a termination (a) without cause, (b) for good reason, or (c) without cause or for good reason within 12 months following a change in control, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  The short-term incentive award program for 2020 provided that all eligible individuals were required to be employed on the date of payment (March 12, 2021) in order to receive the award.  Therefore, if the NEO had terminated his employment without good reason on December 31, 2020, he would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2020, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2020. No additional bonus amounts would be paid during the severance period.

(4)

Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested RSUs and PSUs will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  For stock options, the values in the table are based upon the closing price of the Common Stock on December 31, 2020 of $19.59 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2020.  For RSUs and PSUs, the values in the table are based upon the closing price of the Common Stock on December 31, 2020 of $19.59 per share. PSUs reflect actual performance since the performance period is complete.

(5)	Represents the performance cash earned in connection with the Integration Performance Awards.

Termination of Employment – Mary Flipse, Former Chief Legal and Administrative Officer

The Company terminated Ms. Flipse’s employment without cause effective December 31, 2020.  Ms. Flipse executed a separation and release with the Company effective November 2, 2020, which confirmed that Ms. Flipse was entitled to receive the following in connection with her separation from the Company, each of which was provided for under the terms of her employment agreement and/or Ms. Flipse’s applicable existing award agreements in the event of a termination without cause upon Ms. Flipse’s execution of a full release of claims in favor of the Company:

•	All accrued and unpaid base salary through her separation date;

•	Continued payment of base salary at an annual rate of $427,450 for a period of 24 months;

•	A pro rata portion of any annual bonus for fiscal 2020, based on actual performance determined after the end of the fiscal year. Such amount was equal to $21,929 and was paid in March 2021;

•	Continuation of medical benefits through COBRA for a period of 18 months;

•

All of the performance cash component ($50,000) of the Integration Performance Award granted to Ms. Flipse on April 15, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the performance period.  Based on the Company’s actual performance achievement, Ms. Flipse received $42,650; and

•	In connection with Ms. Flipse’s unvested equity awards:

o

A pro-rated portion (2,251) of the RSUs granted to Ms. Flipse on April 11, 2019 vested on the separation date (valued at $44,097 on the date of termination based upon a closing stock price of $19.59 on December 31, 2020), and the remainder were forfeited;

o

The Retention RSUs granted to Ms. Flipse on March 9, 2020 and each of the Salary Reduction RSUs granted to Ms. Flipse on May 11, 2020 and August 24, 2020 vested in full on the separation date (38,036 RSUs in total, valued at $745,125 on the date of termination based upon a closing stock price of $19.59 on December 31, 2020);

o

A pro-rated portion (13,507) of the PSUs granted to Ms. Flipse on April 11, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the performance period, and the remainder were forfeited.  Based on the Company’s actual performance achievement, Ms. Flipse received 8,089 shares of Common Stock (valued at $158,464 on the date of termination based upon a closing stock price of $19.59 on December 31, 2020); and

o

All of the PSU component (6,053 shares) of the Integration Performance Award granted to Ms. Flipse on April 15, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the performance period.  Based on the Company’s actual performance achievement, Ms. Flipse received 5,163 shares of Common Stock (valued at $101,143 on the date of termination based upon a closing stock price of $19.59 on December 31, 2020).

Termination of Employment – Steve Janicak, Former Business Unit President, Healthcare

The Company terminated Mr. Janicak’s employment without cause effective August 31, 2020.  Mr. Janicak executed a separation and release with the Company effective August 5, 2020, which confirmed that Mr. Janicak was entitled to receive the following in connection with his separation from the Company, each of which was provided for under the terms of the Janicak Offer Letter and/or his applicable existing award agreements in the event of a termination without cause upon Mr. Janicak’s execution of a full release of claims in favor of the Company:

•	All accrued and unpaid base salary through his separation date;

•	Continued payment of base salary at an annual rate of $463,500 for a period of 12 months;

•	A pro rata portion of any annual bonus for fiscal 2020, based on actual performance determined after the end of the fiscal year. Such amount was equal to $24,805 and was paid in March 2021;

•	Continuation of medical benefits for a period of 12 months;

•

All of the performance cash component ($50,000) of the Integration Performance Award granted to Mr. Janicak on April 15, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the performance period.  Based on the Company’s actual performance achievement, Mr. Janicak received $42,650; and

•	In connection with Mr. Janicak’s unvested equity awards:

o

A pro-rated portion (3,070) of the RSUs granted to Mr. Janicak on April 11, 2019 vested on the separation date (valued at $50,225 on the date of termination based upon a closing stock price of $16.36 on August 31, 2020), and the remainder were forfeited;

o

The Retention RSUs granted to Mr. Janicak on March 9, 2020 and the Salary Reduction RSUs granted to Mr. Janicak on May 11, 2020 vested in full on the separation date (57,968 RSUs in total, valued at $948,356 on the date of termination based upon a closing stock price of $16.36 on August 31, 2020);

o

A pro-rated portion (154) of the Salary Reduction RSUs granted to Mr. Janicak on August 24, 2020 vested on the separation date (valued at $2,519 on the date of termination based upon a closing stock price of $16.36 on August 31, 2020), and the remainder were forfeited;

o

A pro-rated portion (15,349) of the PSUs granted to Mr. Janicak on April 11, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the performance period, and the remainder were forfeited.  Based on the Company’s actual performance achievement, Mr. Janicak received 9,193 shares of Common Stock (valued at $150,397 on the date of termination based upon a closing stock price of $16.36 on August 31, 2020); and

o

All of the PSU component (6,053 shares) of the Integration Performance Award granted to Mr. Janicak on April 15, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the performance period.  Based on the Company’s actual performance achievement, Mr. Janicak received 5,163 shares of Common Stock (valued at $84,467 on the date of termination based upon a closing stock price of $16.36 on August 31, 2020).

Termination of Employment – Robert Greczyn, Former Interim CEO

Mr. Greczyn served as the Company’s Interim CEO from February 18, 2020 through May 31, 2020. His termination was treated as a termination without cause.  Upon his separation, under the terms of the applicable equity award agreement, a pro-rated portion (3,913) of the Salary Reduction RSUs granted to Mr. Greczyn on May 11, 2020 vested on the separation date (valued at $41,673 on the date of termination based upon a closing stock price of $10.65 on May 29, 2020), and the remainder were forfeited. Mr. Greczyn received no other compensation or benefits upon his termination of employment and resumed his service as a director of the Board.

Termination of Employment – Donato Tramuto, Former Chief Executive Officer

The Company terminated Mr. Tramuto’s employment without cause effective February 18, 2020.  Mr. Tramuto executed a release of claims in favor of the Company effective February 18, 2020, which confirmed that Mr. Tramuto was entitled to receive the payments and other benefits set forth in Article VI.E. of his amended and restated employment agreement dated March 18, 2019.  Mr. Tramuto’s unvested equity awards were treated in accordance with the terms of the applicable award agreements in the event of a termination without cause.  In summary, Mr. Tramuto was entitled to receive the following:

•	All accrued and unpaid base salary through his separation date and any earned but unpaid bonus under any applicable bonus plan;

•	Continued payment of base salary at an annual rate of $950,000 for a period of 24 months;

•	A pro rata portion of any annual bonus for fiscal 2020, based on actual performance determined after the end of the fiscal year. Such amount was equal to $15,898 and was paid in March 2021;

•	A lump sum payment equal to the Company’s estimated obligation for its share of premiums for group health continuation coverage for 24 months; and

•	In connection with Mr. Tramuto’s unvested equity awards:

o

A pro-rated portion (13,097) of the RSUs granted to Mr. Tramuto on April 11, 2019 vested on the separation date (valued at $299,397 on the date of termination based upon a closing stock price of $22.86 on February 18, 2020), and the remainder were forfeited; and

o

A pro-rated portion (42,567) of the PSUs granted to Mr. Tramuto on April 11, 2019 vested on the separation date and remained subject to the Company’s actual performance against target through the remainder of the performance period, and the remainder were forfeited.  Based on the Company’s actual performance achievement, Mr. Tramuto received 25,493 shares of Common Stock (valued at $582,770 on the date of termination based upon a closing stock price of $22.86 on February 18, 2020).

CEO to Median Employee Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee compared to the total compensation paid to the CEO.  The following provides details on the methodology used to identify the median employee for 2020, as well as the results of the analysis.

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure.” The consistently applied compensation measure we used to identify the median employee was gross cash compensation paid to employees for the year ended December 31, 2020, which included base salary, incentive awards (including bonuses, short-term incentive awards, and sales incentives), and other miscellaneous cash awards or payments.  We included all active employees (whether full-time, part-time, or seasonal) as of December 31, 2020.  We did not make adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In addition, for any full-time employees who were hired during 2020, we used their annual salaries when calculating their gross cash compensation. We believe the use of total cash compensation (rather than total compensation, which would include equity awards) for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. As of December 31, 2020, approximately 9% of our employees were eligible to receive regular annual equity awards.

After identifying the median employee based on total cash compensation and the methodology described above, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.  In addition, since we had more than one principal executive officer during 2020, we selected the principal executive officer serving in such position as of December 31, 2020 (i.e., Mr. Ashworth), the same date we selected to identify the median employee.  For purposes of this calculation, we annualized Mr. Ashworth’s salary for 2020.  We did not consider it appropriate to annualize other components of Mr. Ashworth’s compensation for 2020, such as bonus, which was already earned on an annualized basis.  The resulting 2020 total compensation for Mr. Ashworth and for our median employee were $12,031,716 and $90,654, respectively, resulting in a ratio of 133:1. Mr. Ashworth’s total compensation for 2020 includes the grant date fair values of the CEO Inducement Award ($5,550,000) as well as the CEO RSU Award ($1,665,000) and CEO MSU Award ($2,826,000).  The CEO RSU Award and the CEO MSU Award are were granted as compensation for fiscal years 2020 through 2022, the full values of which are reported in the Summary Compensation Table for 2020.  If the annualized values (i.e. one-third) of the CEO RSU Award and the CEO MSU Award had been included in the Summary Compensation Table for 2020, and the value of CEO Inducement Award had been excluded, our CEO to median employee pay ratio for 2020 would have been 39:1.

This information is being provided for the purpose of complying with the provisions of the Dodd-Frank Act. Neither the Committee nor management of the Company used the pay ratio measure in making compensation decisions.  Additionally, as a result of the flexibility permitted when identifying the median employee and the Company’s specific pay practices and workforce composition, the Company’s pay ratio may not be comparable to the pay ratios of other companies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Officers, directors, and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4, and 5 and amendments thereto and certain written representations furnished to us, to our knowledge, all Section 16 reporting requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during 2020, except for a Form 4 for Dr. Keckley filed on February 28, 2020, which undercounted the amount of securities acquired on February 26, 2020 and was corrected by filing a Form 4/A on March 3, 2020.

Proposal No. 2. Non-Binding, Advisory Vote to Approve Executive Compensation

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Commission’s rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement, in accordance with the compensation disclosure rules of the Commission.  The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Compensation Committee.  Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

As described more fully under the “Compensation Discussion and Analysis” section, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•

Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing any changes in executive officer incentive compensation plans and equity-based compensation plans; and
•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable, and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Compensation Committee.

The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholders’ interests.  Please see the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the 2020 and 2021 compensation of our NEOs.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the 2020 Summary Compensation Table, and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

Proposal No. 3. Ratification of Independent Registered Public Accounting Firm

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, including Rule 10A-3(b)(2) under the Exchange Act and Rule 5605(c)(3) of the Nasdaq listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors.  The Audit Committee, comprised of independent members of the Board, appointed PwC, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2021.  Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of PwC, the Board considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action.  In appointing our independent auditors, the Audit Committee considered the qualifications of PwC, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards.  We have been informed that representatives of PwC plan to attend the 2021 Annual Meeting of Stockholders.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from our stockholders.

If the stockholders do not ratify the appointment of PwC, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.  However, even if the appointment of PwC is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during 2021 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by PwC are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2019
Audit Fees	$1,586,013	$2,133,205
Audit-Related Fees (1)	—	18,000
Tax Fees	—	—
All Other Fees (2)	988	988
Total	$1,587,001	$2,152,193

(1)

Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of Tivity Health’s financial statements. Audit-related fees for 2019 were related to due diligence projects.

(2)	All other fees for 2020 and 2019 relate to a software license.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

Policy Regarding Pre-Approval of Service Provided by Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of our independent registered public accounting firm’s engagement.  Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of our independent registered public accounting firm, may also be performed by our independent registered public accounting firm if those services are pre-approved by the Audit Committee.  Pre-approval fee levels for all services to be provided by our independent registered public accounting firm will be established periodically by the Audit Committee.  Our independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service.  The Audit Committee has pre-approved all audit and audit-related services provided by our independent registered public accounting firm.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee of the Board is composed of three directors who are independent directors as defined under applicable law and the Nasdaq listing standards.  In accordance with its written charter, which is available on our website at www.tivityhealth.com, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control.  Management is responsible for the preparation, presentation and integrity of our Company’s financial statements, including assessing the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm, PricewaterhouseCoopers (“PwC”), is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of our internal control over financial reporting.

In performing its oversight function, the Audit Committee discussed and reviewed with management and PwC the audited financial statements as of and for the year ended December 31, 2020.  The Audit Committee also discussed with PwC the matters required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee received from PwC the letter and other written disclosures pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC its independence from the Company.

Based on its review of the materials and discussions with management and the independent registered public accounting firm described in this report, the Audit Committee recommended to the Board that our audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Commission.

Respectfully submitted,

Erin L. Russell, Chair

Peter A. Hudson, M.D.

Beth M. Jacob

Other Matters

Deadline for Submission of Stockholder Proposals to be Presented at the 2022 Annual Meeting of Stockholders

The 2022 Annual Meeting of Stockholders is expected to be held in May 2022, although this date may be subject to change. Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 7, 2021. Notices of stockholders’ proposals (including nominations) submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our Proxy Statement), pursuant to the advance notice requirement set forth in our Bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders (i.e., not earlier than January 20, 2022 and not later than February 19, 2022); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers “household” proxy materials, delivering a single Notice of Internet Availability or a single set of the Form 10-K and Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Form 10-K and Proxy Statement, or if you are receiving multiple copies of the Form 10-K and Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling the Company at (800) 869-5311. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K and Proxy Statement to a stockholder at a shared address to which a single copy of the Form 10-K and Proxy Statement was delivered.

Attending the Annual Meeting

In light of ongoing concern regarding COVID-19, and to promote the health and well-being of our employees, stockholders, directors, officers, and other stakeholders, we have planned for the 2021 Annual Meeting of Stockholders to be a virtual-only meeting. Stockholders will not be able to physically attend the 2021 Annual Meeting of Stockholders. To be admitted to the virtual 2021 Annual Meeting of

Stockholders, you will need to log in to www.virtualshareholdermeeting.com/TVTY2021 using the 16-digit control number found in the Notice of Internet Availability, proxy card or voting instruction form. If you are a beneficial owner of shares, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. Guests without a control number may also attend the meeting, but will not have the option to vote shares or ask questions.

The 2021 Annual Meeting of Stockholders will begin promptly at 8:30 a.m. central time on May 20, 2021. Online access to the webcast will open at approximately 8:15 a.m. central time to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/TVTY2021. A replay of the 2021 Annual Meeting of Stockholders webcast will be available on our website at https://investors.tivityhealth.com/ after the 2021 Annual Meeting of Stockholders for at least 30 days.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, regardless of the number of shares of stock owned, stockholders who do not expect to attend in person are urged to vote as soon as possible.

A copy of our annual report on Form 10-K for the year ended December 31, 2020 may be obtained, without charge, by any stockholder to whom this proxy statement is sent or made available, upon written request to Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Copies of exhibits filed with the Form 10-K also will be available upon written request on payment of charges approximating the Company’s cost. You may also view our Annual Report on Form 10-K and its exhibits online at the sec website at www.sec.gov, or via our website at www.tivityhealth.com.

Date: April 6, 2021

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2021 for shares held directly and by 11:59 P.M. ET on 05/17/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Tivity Health, Inc. C/O Computershare Investor Services P.O. Box 43078 Providence, RI 02940 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2021 for shares held directly and by 11:59 P.M. ET on 05/17/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Richard M. Ashworth For 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 Abstain 0 1A For 0 Against 0 Abstain 0 1B Sara J. Finley 3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. 1C Robert J. Greczyn, Jr. 1D Beth M. Jacob NOTE: To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof. 1E Bradley S. Karro 1F Erin L. Russell 1G Anthony M. Sanfilippo The Board of Directors recommends you vote FOR proposals 2. and 3.. 2. To consider and act upon a non-binding, advisory vote to approve compensation of the named executive officers as disclosed in the Proxy Statement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000491812_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com TIVITY HEALTH, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 20, 2021. The undersigned hereby appoints Richard M. Ashworth, Adam C. Holland, and Raymond Bilbao or any of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Tivity Health, Inc. to be held virtually at www.virtualshareholdermeeting.com/TVTY2021, on May 20, 2021, at 8:30 a.m., central daylight time, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000491812_2 R1.0.0.177